Form 10-K, Exhibit 13
period 1994-01-01
SAFETY KLEEN CORP
filed 1994-03-28
CIK 86135

                                  EXHIBIT 13

FINANCIAL REPORTS
- --------------------------------------------------------------------------------
22  Management's Discussion and Analysis of
    Financial Condition and Results of Operations

27  Selected Financial Data

28  Report of Independent Public Accountants

28  Consolidated Statements of Operations

29  Consolidated Balance Sheets

30  Consolidated Statements of
    Shareholders' Equity

31  Consolidated Statements of Cash Flows

32  Notes to Consolidated Financial Statements

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

SUMMARY

The following table sets forth for the periods indicated (i) percentages which certain items reflected in the financial data bear to consolidated revenue of the Company and (ii) the percentage increase (decrease) of such items as compared to the indicated prior period:

                                             Period to Period
                         Relationship to         Increase
                      Consolidated Revenue      (Decrease)
                           Fiscal Year         Fiscal Years
                      1993    1992    1991   1992-93    1991-92
- ---------------------------------------------------------------
Revenue              100.0%  100.0%  100.0%    0.1%      14.3%
- -------------------------------------------
Costs and Expenses
 Operating costs
 and expenses         76.1    75.0    71.8     1.7       19.4
Selling and
 administrative
 expenses             15.0    14.3    14.6     4.9       11.7
Restructuring and
 special charges      28.8      -       -      N/A         -
Interest income       (0.1)   (0.2)   (0.3)  (36.2)     (29.0)
Interest expense       1.4     1.6     1.9   (11.6)      (3.4)
- -------------------------------------------
                     121.2    90.7    88.0    33.8       17.8
- -------------------------------------------
Earnings before
 income taxes and
 cumulative effect
 of changes in
 accounting
 principles          (21.2)    9.3    12.0  (327.0)     (10.9)
Income taxes          (8.5)    3.6     4.6  (332.3)      (8.9)
- -------------------------------------------
Net earnings before
 the cumulative
 effect of changes
 in accounting
 principles          (12.7%)   5.7%    7.4% (323.5%)    (12.1%)
===========================================

In 1987, the Company made two long-term strategic acquisitions to enter the North American Oil Recovery Service and expand its ability to service large and small industrial customers' fluid waste disposal needs. Subsequent to these acquisitions, substantial capital and other infrastructure investments were made to accommodate future anticipated growth. In 1990, the Company made the strategic decision to develop and expand its business in Western Europe on a direct basis. The implementation of this strategy has required investments in the acquisition of its joint venture partners' interests in operations in several countries, acquisition of other related businesses and accompanying infrastructure investments.

In 1991, 1992 and 1993, the Company's net earnings before restructuring and special charges declined 7%, 12% and 24%, respectively. The 1991 and 1992 net earnings decline occurred despite revenue growth of 18% and 14%, respectively, while 1993 revenue was virtually flat with 1992. The cost increases underlying these earnings declines are the result of the aforementioned strategic and infrastructure investments made primarily in anticipation of future long-term growth. The Company has not yet realized the growth it had anticipated from these investments. The Company has also experienced increases in environmental compliance costs. In addition, the Company's 1992 earnings were adversely affected by costly regulatory problems encountered at its Puerto Rico operations, which are more fully described below.

The Company's revenues have grown at a slower rate than anticipated primarily because of lowered demand for the Company's services. The Company believes that the lower demand has been caused by a number of factors including customers' waste and cost minimization efforts, sluggish economies in North America and Europe and slower than expected development of the European operations.

The Company has developed, test-marketed and has now begun a conversion of its parts cleaners to a new parts cleaner service to address the waste minimization concerns of its customers. The new service employs a premium non-hazardous solvent and a separation system that extends the life of the solvent used for cleaning and degreasing. In conjunction with the conversion of its parts cleaners to new technology and a comprehensive review of its operations, the Company adopted a restructuring plan in the fourth quarter of 1993, more fully described below, to address the Company's disappointing 1993 earnings performance.

In 1992, net earnings declined $6.2 million or 12% (before the cumulative effect of changes in accounting principles) to $45.3 million. The Company's 1992 net earnings decline includes a decline in net earnings of $14.7 million from the Company's Puerto Rico operations. A portion of this decline is attributable to pre-tax charges totaling approximately $11.4 million ($7.3 million after-tax) to record the estimated costs to reduce excess storage of hazardous waste fluids to permitted levels, provide for possible environmental remediation of waste water discharges and for related penalties. These charges were recorded as a result of a Company investigation of its Puerto Rico operations, conducted in the third quarter of 1992, which revealed the storage of hazardous waste in two large, off-site, unpermitted tanks. Upon discovery of the problem, the Company reported its findings to the appropriate authorities and commenced a corrective action program including curtailment of business activities for a period of approximately twenty days.

In 1992 and 1993, the Company has incurred substantially higher costs than 1991 and prior years to process waste-derived fuel collected from its Puerto Rico customers. During 1992 and 1993, the local cement kiln outlet, used by the Company's Puerto Rico operations to burn its waste-derived fuels, has been unable to do so on a sustained basis, which resulted in excess waste-derived fuel that was shipped to the U.S. mainland for processing at higher costs. Although the cement kiln in Puerto Rico is permitted to burn waste-derived fuel under the Boiler and Industrial Furnace (BIF) regulations on an interim basis, the kiln operation is having difficulty maintaining the new permit operating parameters, and has also encountered other operating constraints which have interrupted the burning of waste-derived fuel. Although the Company increased prices to its customers in Puerto Rico to cover a portion of the added costs, revenue from the Puerto Rico operations has declined significantly, as compared to the pre-investigation level. The reduction in revenue is due primarily to lower volumes received from customers, including a limitation in the types of waste streams handled.

OTHER TRENDS, EVENTS AND UNCERTAINTIES

While the Company generally benefits from increased governmental regulation, as a leading environmental services company, it is also the focus of regulatory scrutiny. The Company has committed significant human and capital resources in its attempt to ensure its operations are in compliance with all applicable regulations. The Company's goal is to fully comply with all regulations and thus avoid any fines or penalties. Nonetheless, given its extensive operations, the technical aspects of the regulations, and the varying interpretations of the requirements from jurisdiction to jurisdiction, the Company may incur fines and penalties from time to time. While the Company does not anticipate that the amount of fines and penalties will have a material adverse impact on its financial condition, many environmental laws are written and enforced in a way in which the potential liability can be large, and it is always possible that the Company's actual liability in any particular case will prove to be larger than anticipated by the Company. The Company paid approximately $1.0 million, $3.0 million and $2.0 million in 1993, 1992 and 1991, respectively, for environmental fines and penalties.

State and local authorities are increasingly adopting legislation and regulations which impose various taxes, assessments and fees upon the generators, transporters and handlers of waste and hazardous waste. The Company may or may not be able to pass on such taxes and fees to its customers through price increases, depending on competitive alternatives.

In May, 1993, U.S. EPA Administrator, Carol Browner, announced an initiative to bring existing hazardous waste incinerators and industrial furnaces under the control of facility specific permits. In this announcement, the Agency made it clear that facilities awaiting permits, such as cement kilns, would be among the first priorities to be permitted. This permitting initiative will involve tighter scrutiny of these kilns and may require more stringent performance standards. It is possible that data generated during the permit process in 1994 may provide sufficient information for decisions to be made regarding continued use of hazardous waste-derived fuels by certain cement kilns in the U.S. It is, therefore, anticipated that a certain percentage of the cement kilns presently burning hazardous waste derived fuels will need to make significant investments to achieve permit compliance or may decide to cease the practice of using these fuels.

The Company produces waste-derived fuel primarily from its Envirosystems and Fluid Recovery Services. The waste-derived fuel is supplied to cement kilns as an alternative fuel source. Most of the waste-derived fuel is supplied to cement plants with which the Company has exclusive contracts to provide the waste-derived fuel. Due to the BIF regulations, these cement plants, as well as the others that burn waste-derived fuel, are incurring higher costs. As a result of these increased costs, the owners of the cement plants with which the Company has exclusive contracts, are demanding increased prices to burn the waste-derived fuel supplied by the Company. The Company is currently engaged in discussions to resolve the owners' demands. It is likely that as a result of these discussions, the Company will incur increased charges to burn waste-derived fuel.

The cement kiln used by the Company's Puerto Rico operation has completed certain tests required under BIF regulations to obtain a Part B permit to burn waste-derived fuel. The test results have been submitted to the EPA for its evaluation and final determination. The EPA has issued Notice of Deficiencies to which the Company and the cement kiln operator are responding.

EFFECTS OF PETROLEUM PRODUCT PRICE CHANGES

Through its Oil Recovery operations, the Company re-refines and markets petroleum based products at prices positively correlated to crude oil prices over the long-term. The Company's various service operations also consume petroleum based products, the cost of which are positively correlated to crude oil prices over the long-term. Consequently, any meaningful increase or decrease in crude oil prices will have both positive and negative effects on earnings. Generally, the Company's earnings are positively affected by higher crude oil prices and are negatively affected by lower crude oil prices. The speed at which the Company is able to raise prices on its Parts Cleaner Service (and some re-refined lubricating oil products) is restricted somewhat by committed price contracts.

LIQUIDITY AND CAPITAL RESOURCES

Capital spending in 1993, 1992 and 1991 for additions of equipment at customers and property, excluding business acquisitions, totaled $96 million, $143 million and $168 million, respectively. To implement its strategy to develope its business in Europe directly, the Company expended an additional $19 million and $42 million in 1992 and 1991, respectively, for business acquisitions in the major Western European markets. These capital expenditures and acquisitions were financed primarily by cash from operations and long-term debt. Long-term debt decreased $12 million in 1993. In 1992, long-term debt increased by $57 million.

The Company expects to finance its 1994 capital expenditures entirely through internally generated funds. In 1994, the Company expects that its long-term debt as a percentage of total capital will decline from the 44% at January 1, 1994. As more fully described in Note 5 to the Consolidated Financial Statements, the Company and its subsidiaries have lines of credit aggregating approximately $370 million. As of January 1, 1994, total borrowings under these lines were $182 million. The Company expects its capital expenditures for equipment at customers and property additions for the full year 1994 will be less than $100 million. The Company does intend to lease equipment and property to a greater extent than it has in the recent past.

A portion of the Company's capital expenditures are, directly or indirectly, related to the protection of the environment and the prevention of discharge of waste materials into the environment. Estimated capital expenditures relating to compliance with current environmental laws and regulations in the Company's existing business, approximate $3.7 million for 1994 and $10.5 million for the years 1995 through 1998. In the fourth interim period of 1993, the Company recorded restructuring and special charges of $136 million net, ($229 million pre-tax) or $2.36 per share. For a discussion of the effects of these charges on cash flows, refer to the section on page 26, entitled "Restructuring and Special Charges".

RESULTS OF OPERATIONS

REVENUES: Total revenue derived from the Company's North American Services and European operations for each of the three fiscal years in the period ended January 1, 1994, are presented below:

                                                                Percentage
                                                            Increase (Decrease)
                                 (Expressed in thousands)       Fiscal Years
                                  1993     1992      1991     1992-93 1991-92
________________________________________________________________________________
North America
 Automotive/Retail
  Repair Services               $248,700  $251,069  $235,625    (1%)     7%
Industrial Services              212,940   197,270   163,920     8%     20%
Oil Recovery
 Services                        113,277   114,671    95,568    (1%)    20%
Other Service Areas              141,117   150,261   141,438    (6%)     6%
____________________________________________________________
Total North America              716,034   713,271   636,551     0%     12%
Europe                            79,474    81,271    58,450    (2%)    39%
____________________________________________________________
Consolidated                    $795,508  $794,542  $695,001     0%     14%
____________________________________________________________
____________________________________________________________

NORTH AMERICA: The 1993 revenue decline of the Company's North American Automotive/Retail Repair Service was due entirely to an 8% decline in service volumes, partially offset by service charges which averaged 7% higher in 1993 than 1992. The 1993 service volume decline is primarily a result of lengthening in the average time interval between services and a decline in parts cleaner machines in service. Revenue growth of the Company's North American Automotive/Retail Repair Service in 1992 was due primarily to increased prices of the Parts Cleaner Service. The Parts Cleaner Service volumes declined in 1992 primarily as a result of lengthening in the average time interval between services, partially offsetting the favorable effect of increased prices.

The Company's North American Industrial Services include revenues from the Fluid Recovery Service of $96.8 million in 1993, $85.0 million in 1992, and $66.6 million in 1991. The 14% and 28% revenue increases in the Industrial Fluid Recovery Service in 1993 and 1992, respectively, were due primarily to increased volume. North American Industrial Services include revenue from the Industrial Parts Cleaner Service of $116.1 million in 1993, $112.2 million in 1992 and $97.3 million in 1991. Revenue growth of the Industrial Parts Cleaner Service in 1993 was primarily due to increased prices. The Parts Cleaner
Service volumes declined 5% in 1993 primarily as a result of lengthening in the average time interval between services, partially offsetting the favorable effect of increased prices. Approximately 34% of the 1992 increased revenue from the Industrial Parts Cleaner Service was due to volume, with the balance due to increased prices.

The 1993 revenue decline reported by the North American Oil Recovery Services was primarily due to lower prices realized in 1993 for sales of re-refined lubricating oil and collection of used oil. Partially offsetting the negative effect of lower prices, was a shift in sales mix from lower value industrial fuel to higher value re-refined lubricating oil which was enabled by a 12% and 50% expansion of the Company's East Chicago, Indiana, re-refinery in 1993 and 1992, respectively. The revenue growth realized in 1992 by North American Oil Recovery Services was due primarily to a shift in sales mix from lower value industrial fuel to higher value re-refined lubricating oil. In May, 1991, the Company started up a new oil re-refining plant in East Chicago, Indiana. In addition, the collection revenues in 1992 increased due to a 14% increase in the volume of used oil collected.
EUROPE: The European revenue decline in 1993 was attributable to weaker European currencies, which lowered 1993 revenue by approximately $9.0 million. Exclusive of the change in exchange rates, European revenue increased nearly 9%. Approximately 50% of this 1993 revenue increase is attributable to the acquisition of the Company's joint venture partner's 50% interest in the Spanish Joint Venture completed in September, 1992. The remaining 1993 increase in European revenue is a result of volume growth in France and Italy and approximately 3% higher prices charged for European parts cleaner services in 1993 than 1992. Prior to 1990, the Company's consolidated European operations consisted of its wholly-owned subsidiary in the United Kingdom and a small operation in the Republic of Ireland. During 1990 and 1992 the Company made a series of acquisitions which included Germany's largest solvent recycler, two German parts cleaner service companies and the Company's joint venture partner's interests in the Belgian, French, Italian and Spanish parts cleaner operations. Approximately 70% of the 1992 revenue growth realized by the Company's European operations was derived from the acquired European operations.
OPERATING COSTS AND EXPENSES: The following table arrays the gross profit margins of the Company's North American services and European operations for each of three fiscal years in the period ended January 1, 1994.

- -------------------------------------------------------------------------------
                                                      Gross Profit Margin
- -------------------------------------------------------------------------------
                                                    1993      1992      1991
- -------------------------------------------------------------------------------
North America
 Automotive/Retail
  Repair Services                                    31%      36%        37%
 Industrial Services                                 33%      33%        34%
 Oil Recovery Services                                8%       9%         5%
 Other Service Areas                                 12%       8%        22%
Total North America                                  24%      25%        28%
Europe                                               22%      24%        29%
Consolidated                                         24%      25%        28%

The North American gross margins in 1993 and 1992 were adversely affected by expansion costs incurred in anticipation of growth in demand for the Company's services that was not fully realized in either year. In addition, the Company incurred higher costs in 1993 and 1992 for environmental compliance in its branch, distribution and recycling network. These higher fixed expansion and environmental compliance costs affected all of the North American services except for Oil Recovery Services, in varying degrees. These costs have been especially adverse on the Automotive/Retail Repair Service gross margin because of the decline in service volumes and corresponding effect on revenue.
The 1993 decline in gross profitability of the Company's Oil Recovery Services is primarily due to lower prices realized in 1993 for sales of lubricating oil and the collection of used oil. In 1993 and 1992, the Company's re-refining volume was near available capacity.
The 1993 improvement in North America Other Service Areas gross profitability is primarily due to a $10.5 million reduction in 1993 from 1992 in the gross loss of the Company's Puerto Rico Envirosystems Operations. This improvement in the Puerto Rico operations is attributable to the costly 1992 regulatory problems discussed earlier. Partially offsetting the favorable effects of the Puerto Rico operations are $2.2 million higher costs incurred in 1993 than 1992 by the Company's U.S. Envirosystems operations for alternative waste fuel processing costs. These higher fuel processing costs are the result of regulatory constraints on cement kilns which serve as the Company's primary outlet for waste fuels.
The 1993 decline in Europe's gross profit margin from 1992 is due primarily to increased costs coupled with weak volume and revenue growth realized by the Company's UK and German parts cleaner service operations.
The Company's North American 1992 gross profitability was adversely affected by certain environmental regulatory and compliance costs incurred. 1992 gross profits from the Other Service Areas reflect a $19.8 million decline in the gross profits from the Company's Puerto Rico operations. This decline stems from the regulatory problems discussed earlier. Gross profits of Other Service Areas were also adversely effected by a $2.0 million charge to settle a dispute with the State of Kentucky regarding hazardous waste fees and penalties for alleged violations.
Underlying the 1992 improvement in the Oil Recovery Services gross margin was a greater sales mix of higher value lubricating oil and a 14% increase in used oil gallons collected.
The decline in the Company's European gross profitability in 1992 was primarily due to the German and the United Kingdom operations which were adversely affected by weak economic activity. In addition, the Company incurred some redundant costs and other costs in connection with its acquisition in Germany.

SELLING AND ADMINISTRATIVE EXPENSES: Selling and administrative expenses increased 5% in 1993, representing a significant slow down in the growth of these expenses. Selling and administrative expenses increased at a slower rate than revenue in 1992. The dollar increases in selling and administrative expenses in both years were primarily due to additional employees and employee expenses and increases in compensation and benefits.

RESTRUCTURING AND SPECIAL CHARGES: During the fourth interim period of 1993 the Company adopted a restructuring plan based upon the decision to convert its core Parts Cleaner Service to new technology and other strategic actions to better focus the Company on its core environmental services, reduce its current cost structure and improve the value of its services to its customers. In conjunction with the adoption of this plan the Company recorded a special charge of $179 million ($106 million after-tax or $1.84 per share). The pre-tax restructuring charge of $179 million includes $93 million of asset write-downs and $86 million of other restructuring charges. The after-tax restructuring charges of $106 million includes an estimated $34 million of costs that will require cash outflows after 1994 and $72 million of non-cash items.

The Company developed the restructuring plan in response to its poor operating results during 1993. A major factor in the Company's earnings performance in 1993 is the lack of growth in its core Parts Cleaner Service coupled with higher expansion and environmental compliance costs. The Company believes that the lack of growth in its core Parts Cleaner Services in 1993 was due to a number of factors, including customers' desires to minimize hazardous waste generation and/or reduce costs, as well as the sluggish economy. Based upon the Company's test marketing, the Company believes that the new parts cleaner service it has developed responds to the changing needs of the marketplace. The new parts cleaner extends the life of the solvent and reduces the number of annual services required. As a result, the customer generates less waste and the annual cost of the service is less. The Company has priced the service such that the customer, on an annual basis, will pay approximately 10% less than he currently pays for the standard parts cleaner service. However, since the unit is serviced less frequently, the Company's annual service cost is also lower.
If the customer uses the recommended service intervals, the Company expects its annual gross profit margins on the new service will be higher than on the existing service.

As part of the restructuring plan, the Company has provided for the write-down of the cost of parts cleaner machines expected to be replaced with the new parts cleaners, as well as the cost of converting the customers to the new service. The Company plans a major effort to convert a large portion of its current parts cleaner service customers to the new parts cleaner service over the next two to three years. This new service has been well received in test markets and the Company believes it will result in better customer retention and market penetration.

The anticipated conversion of a large portion of the Company's parts cleaners to the new technology will reduce the amount of solvent recycling capacity required. Accordingly, the restructuring charge includes a write-down of recycling capacity.

With the anticipated future collection of less spent solvent from the Company's parts cleaner service, the Company plans to convert many of its branch permitted hazardous waste storage facilities to transfer locations, eliminating the need for permits required under the Resource Conservation and Recovery Act (RCRA), thus reducing unnecessary operating costs driven by RCRA-imposed requirements. The non-cash restructuring charge includes the write-off of the capitalized cost of the permits at the affected facilities.

Other elements of the restructuring plan include the following:

  . a work force reduction of approximately 375 jobs and payment of severance benefits,

  . a write-down of inventories and other assets for discontinuing certain minor business activities, including the sale of Allied Products, that are not essential to providing customers with quality environmental services, and

  . accrual of costs and asset write-downs related to the curtailment or sale of certain operations.

In addition to the restructuring charges, the Company recorded a $50 million special charge ($30 million after-tax or $0.52 per share) representing a change in estimate for remediation costs. These additional remediation costs have been estimated prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination, and are related to all operating and previously closed sites. The Company expects the expenditures for these remediation costs will occur over several years beginning with 1995.

The Company expects a net earnings benefit in 1994 in the range of $12 million to $15 million as a direct result of cost reductions and other actions resulting from the restructuring plan and the accounting change. This does not include the impact of potential higher margins from the Company's new parts cleaner service.

INTEREST INCOME: The $480,000 and $542,000 declines in interest income in 1993 and 1992 are due primarily to lower interest rates.

INTEREST EXPENSE: Interest expense decreased $1,460,000 and $446,000 in 1993 and 1992, respectively, due to lower interest rates. Interest expense excludes $4,513,000 and $5,168,000 of interest capitalized during 1993 and 1992, respectively.

INCOME TAXES: The effective income tax rate was 40% in 1993, 39% in 1992 and 38% in 1991. The increase in the effective tax rate in 1993 is primarily due to an increase in the U.S. statutory income tax rate. The increase in the effective tax rate in 1992 was primarily due to the absence of low-taxed income from the Company's Puerto Rico operations in 1992.

ACCOUNTING CHANGES: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 112 on accounting for post-employment benefits in fiscal year 1993. The effect of adopting this accounting change was not material. The Company adopted SFAS No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes in fiscal year 1992. The cumulative prior years' effect of SFAS No. 106 reduced net earnings by $2.9 million, or five cents per share. The cumulative prior years' effect of SFAS No. 109 increased net earnings by $3.2 million, or six cents per share. The effects of adopting SFAS Nos. 106 and 109 are more fully discussed in Notes 7 and 8 to the Consolidated Financial Statements.

SELECTED FINANCIAL DATA

                                                   FISCAL YEAR /1/
- ----------------------------------------------------------------------------------------
                                   1993          1992/4/      1991      1990      1989
- ----------------------------------------------------------------------------------------
                                   (Expressed in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA
- ----------------------------------------------------------------------------------------
Revenue                         $ 795,508      $  794,542   $695,001  $588,987  $478,117
Net earnings (loss)              (101,346)/2/      45,637/3/  51,551    55,198    45,987
Earnings (loss) per share           (1.76)/2/       0.79/3/     0.90      1.05      0.91
Cash dividends per share            0.360           0.340      0.320     0.267     0.240
BALANCE SHEET DATA
- ----------------------------------------------------------------------------------------
Current assets                    193,724         188,717    182,275   169,772   139,143
Current liabilities               149,415         140,988    128,156   102,720    82,040
Working capital                    44,309          47,729     54,119    67,052    57,103
Total assets                      995,378       1,006,446    903,824   718,548   538,002
Long-term debt                    288,633         300,724    243,724   122,158   138,406
Shareholders' equity              362,664         492,095    463,621   429,833   260,630
- ----------------------------------------------------------------------------------------

/1/  The per share data has been restated to reflect stock splits.
/2/ Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.
/3/ Includes $300,000 ($.01 per share) increase in net earnings from net cumulative prior years effect of adopting Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes.
/4/ Fiscal year 1992 was a fifty-three week year. All other years presented were fifty-two week.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Safety-Kleen Corp.:

We have audited the accompanying consolidated balance sheets of Safety-Kleen Corp. (a Wisconsin corporation) and Subsidiaries as of January 1, 1994, and January 2, 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Safety-Kleen Corp. and Subsidiaries as of January 1, 1994, and January 2, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 1, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 7 and 8 to the consolidated financial statements, effective December 29, 1991, the Company changed its methods of accounting for post-retirement benefits other than pensions and income taxes.

Chicago, Illinois,                                         Arthur Andersen & Co.
February 10, 1994

CONSOLIDATED
STATEMENTS OF OPERATIONS
Safety-Kleen Corp. and Subsidiaries
For The Years Ended January 1, 1994, January 2, 1993 and December 28,1991

                                                                               Fiscal Year
- -------------------------------------------------------------------------------------------------------------
                                                               1993                 1992                1991
- -------------------------------------------------------------------------------------------------------------
                                                          (Expressed in thousands, except per share amounts)
REVENUE                                                   $ 795,508             $794,542            $695,001
- -------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Operating costs and expenses                              605,815              595,572             498,911
  Selling and administrative expenses                       119,037              113,433             101,592
  Restructuring and special charges                         229,000                    -                   -
  Interest income                                              (846)              (1,326)             (1,868)
  Interest expense                                           11,111               12,571              13,017
- -------------------------------------------------------------------------------------------------------------
                                                            964,117              720,250             611,652
- -------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES               (168,609)              74,292              83,349
INCOME TAXES                                                (67,263)              28,955              31,798
- -------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT
  OF CHANGES IN ACCOUNTING PRINCIPLES                      (101,346)              45,337              51,551
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
  PRINCIPLES                                                      -                  300                   -
- -------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                       $(101,346)            $ 45,637            $ 51,551
- -------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE
  Earnings (loss) before cumulative effect of changes in
    accounting principles                                 $   (1.76)            $   0.78            $   0.90
  Cumulative effect of changes in accounting principles           -                 0.01                   -
- -------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE                                 $   (1.76)            $   0.79            $   0.90
- -------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                       CONSOLIDATED BALANCE SHEETS
                                       Safety-Kleen Corp. and Subsidiaries
                                       As of January 1, 1994 and January 2, 1993

                                                                                JANUARY 1, 1994     JANUARY 2, 1993
- -------------------------------------------------------------------------------------------------------------------
ASSETS                                                                               (Expressed in thousands)
- -------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                            $ 17,375          $   30,565
  Trade accounts receivable, less allowances of $8,432 and $7,399, respectively          98,678             100,013
  Refundable taxes                                                                       19,500                 802
  Inventories                                                                            34,362              37,913
  Prepaid taxes                                                                          10,527               8,410
  Prepaid expenses and other                                                             13,282              11,014
- -------------------------------------------------------------------------------------------------------------------
                                                                                        193,724             188,717
- -------------------------------------------------------------------------------------------------------------------
EQUIPMENT AT CUSTOMERS AND COMPONENTS, AT COST, LESS
  Accumulated Depreciation of $30,922 and $32,711, respectively                          63,026              80,412
- -------------------------------------------------------------------------------------------------------------------
PROPERTY, AT  COST
  Land                                                                                   46,651              44,815
  Buildings and improvements                                                            223,081             210,954
  Leasehold improvements                                                                 29,274              29,949
  Machinery and equipment                                                               341,994             359,883
  Autos and trucks                                                                      146,190             142,955
- -------------------------------------------------------------------------------------------------------------------
                                                                                        787,190             788,556
Less accumulated depreciation and amortization                                          233,971             203,599
- -------------------------------------------------------------------------------------------------------------------
                                                                                        553,219             584,957
- -------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS, AT COST
  Goodwill                                                                               80,913              86,756
  Other                                                                                  63,055              68,663
- -------------------------------------------------------------------------------------------------------------------
                                                                                        143,968             155,419
  Less accumulated amortization                                                          37,254              27,884
- -------------------------------------------------------------------------------------------------------------------
                                                                                        106,714             127,535
- -------------------------------------------------------------------------------------------------------------------
OTHER ASSETS
  Prepaid taxes, net                                                                     72,194              17,244
  Other                                                                                   6,501               7,581
- -------------------------------------------------------------------------------------------------------------------
                                                                                         78,695              24,825
- -------------------------------------------------------------------------------------------------------------------
                                                                                       $995,378          $1,006,446
===================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Current portion of long-term debt                                                    $    888          $      429
  Trade accounts payable                                                                 58,417              59,895
  Accrued salaries, wages and employee benefits                                          20,988              21,380
  Other accrued expenses                                                                 46,033              45,142
  Restructure liability                                                                  21,742                   -
  Income taxes payable                                                                    1,347              14,142
- -------------------------------------------------------------------------------------------------------------------
                                                                                        149,415             140,988
- -------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT, LESS CURRENT PORTION                                                    288,633             300,724
- -------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                    61,540              58,845
- -------------------------------------------------------------------------------------------------------------------
RESTRUCTURE LIABILITY                                                                    62,431                   -
- -------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                                                        70,695              13,794
- -------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 9)
SHAREHOLDERS' EQUITY
  Preferred stock ($.10 par value; authorized  1,000,000 shares; none issued)                 -                   -
  Common stock ($.10 par value; authorized 300,000,000 shares;
    issued and outstanding 57,683,756 shares and 57,668,498 shares, respectively          5,768               5,767
Additional paid-in capital                                                              183,612             183,286
Retained earnings                                                                       194,261             316,374
Cumulative translation adjustments                                                      (20,977)            (13,332)
- -------------------------------------------------------------------------------------------------------------------
                                                                                        362,664             492,095
- -------------------------------------------------------------------------------------------------------------------
                                                                                       $995,378          $1,006,446
===================================================================================================================

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS
OF SHAREHOLDERS' EQUITY
Safety-Kleen Corp. and Subsidiaries
For The Years Ended January 1, 1994, January 2, 1993 and December 28, 1991


                                    TOTAL         COMMON    ADDITIONAL              CUMULATIVE
                                SHAREHOLDERS'   STOCK $.10    PAID-IN     RETAINED  TRANSLATION
                                   EQUITY       PAR VALUE     CAPITAL     EARNINGS  ADJUSTMENTS
- -----------------------------------------------------------------------------------------------
                                                      (Expressed in thousands)
Balance at December 29, 1990        $ 429,833       $5,672    $161,487  $ 256,937      $  5,737
Net earnings                           51,551            -           -     51,551             -
Cash dividends                        (18,195)           -           -    (18,195)            -
Stock options exercised and
  related tax benefits                  3,973           23       3,950          -             -
Change in cumulative
  translation adjustments              (3,541)           -           -          -        (3,541)
- -----------------------------------------------------------------------------------------------
Balance at December 28, 1991          463,621        5,695     165,437    290,293         2,196
Net earnings                           45,637            -           -     45,637             -
Cash dividends                        (19,556)           -           -    (19,556)            -
Stock options exercised and
  related tax benefits                  6,118           27       6,091          -             -
Stock issued for businesses
  acquired                             11,803           45      11,758          -             -
Change in cumulative
  translation adjustments             (15,528)           -           -          -       (15,528)
- -----------------------------------------------------------------------------------------------
Balance at January 2, 1993            492,095        5,767     183,286    316,374       (13,332)
Net (loss)                           (101,346)           -           -   (101,346)            -
Cash dividends                        (20,767)           -           -    (20,767)            -
Stock options exercised and
  related tax benefits                    327            1         326          -             -
Change in cumulative
  translation adjustments              (7,645)           -           -          -        (7,645)
Balance at January 1, 1994           $362,664       $5,768    $183,612  $ 194,261      $(20,977)
===============================================================================================

The accompanying notes are an integral part of these financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             Safety-Kleen Corp. and Subsidiaries
      For The Years Ended January 1, 1994, January 2, 1993 and December 28, 1991

                                                                              FISCAL YEAR
- --------------------------------------------------------------------------------------------------------
                                                                    1993          1992          1991
- --------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings (loss)                                               $(101,346)    $  45,637     $  51,551
- --------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net earnings to net cash provided
  by operating activities
    Depreciation of equipment at customers and property               65,808        63,714        51,235
    Amortization of intangible and other assets                       15,673        12,011         9,068
    Provisions for doubtful accounts receivable                        6,822         7,053         6,921
    Change in deferred income tax assets and liabilities, net        (85,856)       (5,193)        3,820
    Write-down of non-current assets due to restructuring             88,028             -             -
    Other                                                             10,332         8,812         3,219
 (Increase) Decrease in assets,
   net of effects from business acquisitions:
    Short term investments                                                 -             -         2,833
    Trade accounts receivable                                         (4,601)       (3,323)      (17,492)
    Inventories                                                        3,800         4,009        (6,860)
    Prepaid expenses and other                                        (2,205)         (121)         (255)
 Increase (Decrease) in liabilities,
  net of effects from business acquisitions:
    Trade accounts payable and accrued expenses                       (1,312)       15,265        (2,409)
    Restructure reserve                                               84,173             -             -
    Other liabilities                                                 56,901         1,543          (718)
- --------------------------------------------------------------------------------------------------------
 Total adjustments                                                   237,563       103,770        49,362
- --------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            136,217       149,407       100,913
- --------------------------------------------------------------------------------------------------------
Cash flows used in investing activities:
 Equipment at customers additions                                    (20,846)      (15,361)      (20,904)
 Property additions                                                  (74,991)     (128,127)     (147,589)
 Payment for business acquisitions, net of cash acquired              (2,414)       (4,928)      (46,137)
 Other assets additions, net                                         (18,557)      (16,594)       (8,697)
- --------------------------------------------------------------------------------------------------------
Net cash used in investing activities                               (116,808)     (165,010)     (223,327)
- --------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net borrowings (payments) under line-of-credit agreements           (11,634)       40,655       126,124
 Proceeds from stock option exercises                                    326         6,089         3,899
 Cash paid for dividends                                             (20,767)      (19,556)      (18,195)
- --------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                  (32,075)       27,188       111,828
- --------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                 (524)       (1,003)          175
- --------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                     (13,190)       10,582       (10,411)
- --------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                        30,565        19,983        30,394
- --------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                           $  17,375     $  30,565     $  19,983
========================================================================================================

- --------------------------------------------------------------------------------------------------------
Supplemental Information:
- --------------------------------------------------------------------------------------------------------
 Cash paid during the year for:
  Interest (net of amount capitalized)                             $  10,375     $  13,053     $  12,205
  Income taxes                                                     $  18,603     $  33,556     $  28,639
- --------------------------------------------------------------------------------------------------------
 Consideration given up and liabilities
  assumed in business acquisitions                                 $   4,823     $  30,630     $  68,894
========================================================================================================

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Safety-Kleen Corp. and Subsidiaries

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany balances and transactions. The Company's fiscal year ends on the Saturday closest to December 31. Fiscal year 1992 has fifty-three weeks while fiscal years 1993 and 1991 have fifty-two weeks.

Equipment at Customers and Related Depreciation

Equipment at customers is capitalized at manufactured or purchased cost. Depreciation is computed using the straight-line method commencing when the units are placed in service.

Property and Related Depreciation

Land, buildings and improvements, leasehold improvements, machinery and equipment, and autos and trucks are capitalized at cost. Depreciation is computed principally using the straight-line method.

Intangible Assets and Related Amortization

Goodwill consists primarily of the cost of acquired businesses in excess of market value of net assets acquired. Other intangible assets consist primarily of costs to obtain customers, regulatory operating permits and computer software. Goodwill is amortized using the straight-line method over 40 years. Amortization of other intangible assets is computed using the straight-line method over the expected life of the related intangible asset, which principally ranges from 3 years to 15 years.

Environmental Remediation Costs and Liabilities

In 1993 the Company recorded a $50 million pre-tax charge for a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination. The Company reviews the adequacy of its liability for environmental remediation on a periodic basis and records additional costs and liabilities accordingly.

Earnings (Loss) Per Share

Earnings (loss) per share amounts are based on the average shares of common stock outstanding during each year and common stock equivalents of stock options, if dilutive.

Statement of Cash Flows

Short-term investments with original maturities of 90 days or less are considered to be cash equivalents for purposes of the Consolidated Statements of Cash Flows and Consolidated Balance Sheets. Cash flows associated with items intended as hedges of identifiable transactions are classified in the same categories as the cash flows of the items being hedged.

Reclassifications

Certain prior year amounts have been reclassified to be consistent with current year presentation.

2 ACQUISITIONS

All acquisitions made during the three fiscal years ended January 1, 1994 were accounted for using the purchase method and, accordingly, their operating results have been included in the Company's Consolidated Statements of Operations only since the respective dates of acquisition. The acquisitions were not material either individually or in the aggregate.

3 SEGMENT INFORMATION

The Company and its subsidiaries operate in the United States, the Commonwealth of Puerto Rico, Canada and in seven European countries consisting of the United Kingdom, the Republic of Ireland, France, Belgium, Italy, Germany, and Spain. The Company also operated in Portugal during 1991 and 1992. Spain and Portugal were operated as fifty percent owned joint ventures until

September of 1992. In September of 1992, the Spanish Joint Venture became a wholly-owned subsidiary of the Company and the Company sold its interest in the Portuguese Joint Venture. A summary of certain data with respect to these operations for the fiscal years ended January 1, 1994, January 2, 1993 and December 28, 1991, is presented below.

                                 1993        1992         1991
- ------------------------------------------------------------------
                                    (Expressed in thousands)
- ------------------------------------------------------------------
REVENUE
United States and Puerto Rico    $ 665,592   $  656,266   $571,925
Canada                              50,442       57,003     64,626
Europe                              79,474       81,273     58,450
- ------------------------------------------------------------------
Consolidated                     $ 795,508   $  794,542   $695,001
==================================================================
TOTAL ASSETS
United States and Puerto Rico    $ 770,389   $  785,737   $711,082
Canada                              76,763       70,383     72,669
Europe                             148,226      150,326    120,073
- ------------------------------------------------------------------
Consolidated                     $ 995,378   $1,006,446   $903,824
==================================================================
NET EARNINGS (LOSS) BEFORE
CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLES
United States and Puerto Rico    $ (84,454)  $   43,221   $ 49,779
Canada                              (4,693)       3,214      3,652
Europe                             (12,199)      (1,098)    (1,880)
- ------------------------------------------------------------------
Consolidated                     $(101,346)  $   45,337   $ 51,551
==================================================================
CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLES
United States and Puerto Rico    $       -   $   (1,786)  $      -
Canada                                   -            -          -
Europe                                   -        2,086          -
- ------------------------------------------------------------------
Consolidated                     $       -   $      300   $      -
==================================================================
NET EARNINGS (LOSS)
United States and Puerto Rico    $ (84,454)  $   41,435   $ 49,779
Canada                              (4,693)       3,214      3,652
Europe                             (12,199)         988     (1,880)
- ------------------------------------------------------------------
Consolidated                     $(101,346)  $   45,637   $ 51,551
==================================================================

The Company operates primarily in one business segment providing generators of hazardous and non-hazardous liquid wastes with liquid recovery services.

4 INVENTORIES

The Company's inventories consist primarily of solvent, oil, allied products (carried at lower of cost or market), and supplies. LIFO inventories at January 1, 1994 and January 2, 1993, were $4.7 million and $8.0 million, respectively. Under the FIFO method of accounting (which approximates current or replacement cost) inventories would have been $1.8 million and $4.5 million higher, respectively.

5 FINANCIAL ARRANGEMENTS AND LONG-TERM DEBT
Long-term debt consisted of the following:

                                      JANUARY 1,  JANUARY 2,
                                        1994        1993
- ------------------------------------------------------------
                                    (Expressed in thousands)
- ------------------------------------------------------------
9.25% Senior Notes due in 1999        $100,000   $100,000
Unsecured notes payable to banks
under financing agreements:
  Revolving lines of credit            120,576    113,387
  Uncommitted lines of credit           61,557     78,146
Other                                    7,388      9,620
- ------------------------------------------------------------
                                       289,521    301,153
Less-current portion                       888        429
- ------------------------------------------------------------
Total long-term debt                  $288,633   $300,724
============================================================

The long-term debt as of January 1, 1994 is due as follows:
                      In thousands
- ------------------------------------------------------------
            1995                       $ 43,140
            1996                       $     15
            1997                       $143,759
            1998                       $    869
            1999 and thereafter        $100,850

The $100 million of 9.25% Senior Notes ("the Notes") due September, 1999, specify that, upon the occurrence of a credit agency rating decline below "investment grade", either in conjunction with a change in control or as a result of other events as defined in the Notes, each holder of the Notes has the option to require the Company to purchase all or any part of such holder's Notes at a price equal to 100% of the principal amount plus accrued interest.

In May, 1992, the Company executed interest rate swap agreements that effectively convert $100 million of fixed rate borrowings into variable rate obligations. These swap agreements expire in September, 1999. In April, 1993, the Company executed an interest rate swap agreement that converted these $100 million variable rate obligations to a fixed rate. This agreement expires in September, 1996. The effect of these swaps reduces the interest rate on the Notes from 9.25% to 7.08% through September, 1996. At that time the interest reverts to a variable rate. The variable rate is based on the U.S. Dollar London Interbank Offered Rate (LIBOR) determined at 6-month intervals.

Subsequent to January 1, 1994, the Company intends to combine its existing $100 million revolving credit term loan facility and its $80 million revolving credit facility into one revolving credit agreement. The existing agreements provide for interest rates to be determined at the time of borrowing based on a choice of formulas as specified in the agreements. A facility fee based on the Company's credit ratings is paid on the total amount of the lines of credit. At January 1, 1994, $75 million of borrowings were outstanding at an average interest rate of 3.5%.

At January 1, 1994, the Company had uncommitted lines of credit totalling $130 million. Borrowings under these lines were $62 million at an average interest rate of 3.5%.

The Company has the ability to convert other bank borrowings to its revolving credit facilities. Since the committed facilities extend beyond 1994 and the Company intends to renew these obligations, $143 million of the loans payable to banks have been classfied as long-term debt.

The Company's German subsidiary has two revolving credit agreements totalling 91 million Deutschmarks (U.S. $52 million) that extend credit until June, 1995. The interest rate determined at the time of each borrowing is LIBOR plus 0.5%. A commitment fee of 0.125% per annum is paid quarterly on the unused portion of the facility. At January 1, 1994, 74 million Deutschmarks ($43 million U.S.) of borrowings were outstanding under these facilities at an average interest rate of 6.5% (prior to the effect of the interest rate swap described below).

In May, 1992, the Company's German subsidiary executed an interest rate swap agreement which expires in May, 1997. The interest rate on DM 70 million (U.S. $40 million) was swapped from rates based on 6-month DM LIBOR to rates based on 6-month U.S. Dollar LIBOR. At January 1, 1994, the effective interest rate was 5.9%.

The interest rate swap agreements have been entered into with major financial institutions which are expected to fully perform under the terms of the agreements. The Company monitors the credit ratings of these counterparties and considers the risk of default to be remote.

At January 1, 1994, the fair value of the three swap agreements noted above was approximately $2.7 million less than the Company's carrying value. This fair value is determined by obtaining quotes from brokers who regularly deal in these types of financial instruments. These interest rate swaps have resulted in a net savings of $6.7 million since their inception.

The Company's credit agreements include provisions, among others, relative to maintenance of working capital and interest coverage ratios. The Company has obtained waivers of the interest coverage ratio requirement for the fourth interim period, 1993. The noncompliance was a result of the restructuring and special charges that the Company recorded in 1993 and is more fully described in
Note 10 to the Consolidated Financial Statements. The Company expects to be in compliance with all loan provisions as of the next reporting period.

6 CAPITAL STOCK

Preferred Stock

The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock, par value $.10 per share, at such time or times, in such series, and with such designations and features thereof as it may determine, including rate of dividend, redemption provisions and prices, conversion conditions and prices and voting rights. No shares of preferred stock have been issued.

Stock Split

In March, 1991, the Company effected a three-for-two stock split recorded in the form of a stock dividend. All references to the number of common share and per common share amounts below have been restated to reflect the split.

Stock Option and Employee Stock Purchase Plans

The Company has the following stock option and employee stock purchase plans:

1. The 1985 and 1993 Stock Option Plans (The "Option Plans")

2. The 1988 Non-Qualified Stock Option Plan for Outside Directors (The "Directors' Plan")

3. The Employee Stock Purchase Plan (the "ESPP")

Under the Option Plans, options to purchase up to 5,937,500 shares (of which 2,750,000 shares were authorized under the 1993 Stock Option Plan) of the Company's common stock may be granted to officers and other key employees at a price of 100% of the quoted market price at date of grant. Options granted under the Option Plans may be either Incentive Stock Options or Non-Qualified Stock Options. Stock appreciation rights (SARs) may be granted in conjunction with Non-Qualified Stock Options whereby the grantee may surrender exercisable Non-Qualified Options and receive a cash payment equal to the difference between the option price and the market value of the common stock on the exercise date. Incentive Options, Non-Qualified Options and SARs become exercisable at such time or times, and are subject to such conditions, as determined at the time of grant by the Compensation Committee of the Board of Directors.

Under the Directors' Plan, options to purchase up to 300,000 shares of the Company's common stock may be granted to outside Directors at a price of 100% of the quoted market price at the date of grant. Under the terms of the Directors' Plan, options to purchase 15,000 shares were automatically granted effective February 5, 1988, to each of the seven outside Directors serving on the board at that date. Any new outside Director elected or appointed after February 5, 1988, would also be granted an option to purchase 15,000 shares of the Company's common stock upon taking office. The Directors' Plan also provides that a second option to purchase 15,000 shares be granted to each outside Director on the fifth anniversary of the initial grant of options to such Director if such Director is still serving on the Board at that time. Options are exercisable 25% annually, on a cumulative basis, starting one year from date of grant and terminating ten years after the grant date.

Under the ESPP, a total of 1,500,000 shares of the Company's common stock may be purchased by employees of the Company and designated subsidiaries, through payroll deductions, at 90% of the quoted market price for the date preceding the date of grant. Employees with less than six months of service or who hold options under the Option Plans are not eligible to participate in this Plan.

A summary of the status of the Company's stock option plans for the three fiscal years ended January 1, 1994, is presented below.

                                                              Available
                                     Price                   for Future
                       Shares        Range      Exercisable     Grants
- -----------------------------------------------------------------------
Outstanding Options
  @ 12/29/90         1,825,701   $15.55-$27.42     630,005    2,722,518

1991 Activity:
  Granted              518,814   $23.85-$32.25
  Exercised           (259,731)  $15.55-$29.59
  Cancelled            (54,961)  $18.58-$32.00
- ------------------------------
Outstanding Options
  @ 12/28/91         2,029,823   $17.08-$32.25     990,435    2,258,665
1992 Activity:
  Granted              429,080   $26.33-$28.13
  Exercised           (282,698)  $17.08-$29.59
  Cancelled            (99,445)  $18.58-$32.00
- ------------------------------
Outstanding Options
  @ 1/2/93           2,076,760   $17.08-$32.25   1,134,476    1,929,030
1993 Activity:
  Authorized                                                  2,750,000
  Granted              879,101   $13.50-$24.00
  Exercised            (15,258)  $17.33-$19.42
  Cancelled           (212,188)  $17.33-$32.00
- ------------------------------
Outstanding Options
  @ 1/1/94           2,728,415   $13.50-$32.25   1,447,846    4,012,117
==============================

Shareholders' Rights Plan

Pursuant to a plan adopted by the Company in December, 1988, each share of the Company's common stock carries the right to buy one share of the Company's common stock at a price of $73.33 per share. The rights will expire on November 21, 1998, unless earlier redeemed by the Company. The rights will become exercisable if a person becomes an "acquiring person" by acquiring 20% of the Company's common stock or announces a tender offer that would result in such person owning 20% or more of the Company's common stock. If someone becomes an acquiring person (except pursuant to certain cash tender offers for all shares), the holder of each right (other than rights owned by the acquiring person) will be entitled to purchase common stock of the Company having a market value of twice the exercise price of the right. In addition, if the Company is acquired in a merger or other business combination transaction in which the Company's common stock is exchanged for cash or securities, or 50% or more of its consolidated assets or earning power are sold, each holder (other than the acquiring person) will have the right to purchase common stock of the acquiring company having a market value of twice the exercise price. The rights may be redeemed by the Company, at a price of 0.67 cent per right, at any time prior to anyone becoming an acquiring person.


7 PENSION AND EMPLOYEE BENEFIT PLANS

The Company has noncontributory pension plans covering substantially all full-time employees in the United States. Domestic pension costs are funded in compliance with ERISA requirements. Employees become eligible to participate, generally, after completing one year of service.

The Company's consolidated pension costs for fiscal years 1993, 1992 and 1991 were $7.2 million, $4.0 million, and $3.4 million, respectively. The 1993 pension costs include $2.4 million incurred in conjunction with a restructuring plan more fully described in Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring and Special Charges on page 26.

The following table sets forth the domestic plans' combined funded status at January 1, 1994, and January 2, 1993:

                                  January 1, 1994  January 2, 1993
- -------------------------------------------------------------------
                                      (Expressed in thousands)
- -------------------------------------------------------------------
Actuarial present value of
  benefit obligation:
  Vested benefits                    $ 27,700          $19,198
  Nonvested benefits                    4,674            1,685
- -------------------------------------------------------------------
Accumulated benefit obligation         32,374           20,883
Effect of projected compensation
  levels                               18,851           13,442
- -------------------------------------------------------------------
Projected benefit obligation           51,225           34,325
Plan assets at fair value              33,645           28,878
- -------------------------------------------------------------------
Projected benefit obligation
  greater than plan assets            (17,580)          (5,447)
Unrecognized net loss                  13,036            3,446
Unrecognized net assets to be
  amortized over 16-20 years              (99)            (368)
Unrecognized prior service cost           315              579
- -------------------------------------------------------------------
Unfunded accrued pension cost
  recognized in the
  Consolidated Balance Sheets        $ (4,328)         $(1,790)
- -------------------------------------------------------------------

The Plans' assets consist of cash, cash equivalents, equity funds, pooled funds of real estate, common stock of the Company and a group annuity contract. Net periodic pension cost for the Company's domestic plans in 1993, 1992 and 1991 includes the following components:

                                 1993      1992      1991
- -----------------------------------------------------------
                                 (Expressed in thousands)
- -----------------------------------------------------------
Service cost-benefits earned
  during the year              $ 3,374   $ 2,499   $ 2,192
Interest on projected
  benefit obligation             3,339     2,818     2,338
Actual return on plan assets    (2,034)   (2,243)   (1,826)
Charges due to restructuring     2,376         -         -
Net amortization and deferral   (1,007)      (33)        9
- -----------------------------------------------------------
  Net periodic pension cost    $ 6,048   $ 3,041   $ 2,713
===========================================================

Actuarial assumptions used to determine the projected benefit obligation and the expected net periodic pension costs were:

                                           1993   1992   1991
- --------------------------------------------------------------
Projected Benefit Obligation Assumptions:
  Discount rates                           7.25%  8.75%  8.75%
  Rates of increase in
    compensation levels                     5.0%   6.0%   6.0%
Net Periodic Pension Cost Assumption:
  Expected long-term rate of
    return on assets                       10.0%  10.0%  10.0%

The Company also has pension plans covering employees of its Canadian and British subsidiaries. Those plans are funded by purchase of insurance contracts and units in a managed fund invested in stocks, fixed income securities and real estate. Vested benefits are fully funded. The Company's foreign subsidiaries are not required to report under ERISA and do not otherwise determine the actuarial value of accumulated plan benefits as disclosed above for the Company's domestic pension plans. These plans do not have a material effect on the Company's financial condition or results of operations.

Under the Safety-Kleen Corp. Savings and Investment Plan eligible employees may make contributions, up to a certain limit, to the Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986. The Company may, at its discretion, make matching contributions out of its profits for the year. The Company did not make a matching contribution in 1993. The Company's expense for contributions was $1.1 million in 1992, and $0.1 million in 1991.

The Company offers a post-retirement medical insurance plan to its domestic employees retiring prior to the normal retirement age of 65. Retirees are eligible to continue this medical coverage until age 65. The plan is currently unfunded and retirees electing this coverage are required to pay a premium for the insurance.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for employees' post-retirement benefits during the fourth quarter of 1992 retroactive to the beginning of the year. This statement requires the accrual of the cost of providing post-retirement health care coverage over the active service period of the employee. Prior to 1992, these costs were charged to operating expenses in the year paid and were immaterial. The Company elected to immediately recognize the accumulated liability in 1992.

The following table reconciles the funded status of the plan to the accrued post-retirement benefit cost recognized in the Consolidated Balance Sheets at January 1, 1994, and January 2, 1993:

                                      January 1, 1994  January 2, 1993
- ------------------------------------------------------------------------
                                          (Expressed in thousands)
- ------------------------------------------------------------------------
Accumulated post-retirement
 benefit obligation (APBO):
  Retirees, beneficiaries
   and dependents                         $ 1,626          $   600
  Active employees                          6,345            4,100
- ------------------------------------------------------------------------
                                            7,971            4,700
- ------------------------------------------------------------------------
Plan asset at fair value                        -                -
- ------------------------------------------------------------------------
APBO greater than plan assets              (7,971)          (4,700)
- ------------------------------------------------------------------------
Unrecognized net loss                       1,567                -
- ------------------------------------------------------------------------
Accrued post-retirement benefit cost      $(6,404)         $(4,700)
- ------------------------------------------------------------------------
 APBO discount rate assumption               7.25%            8.75%

Net periodic post-retirement benefit cost for 1993 of $1,805,000 included $735,000 for service cost of benefits earned, $489,000 for interest cost on the APBO; and $581,000 for one-time curtailment charge due to the restructuring. Net periodic benefit costs for 1992 were not material.

The health care cost trend was assumed to be 11% in 1994 decreasing steadily to an ultimate trend of 4.5% in 1998.

If the health care cost trend rate increases one percent for all future years, the accumulated post-retirement benefit obligation as of January 1, 1994, would have increased 17.1%. The effect of this change on the aggregate of the service cost and interest cost for 1993 would be an increase of 21.3%.

The Company also adopted SFAS No. 112 on accounting for post-employment benefits during 1993. The effect of adopting this change was not material.

8 INCOME TAXES

The components of earnings before income taxes consisted of the following for each of the last three fiscal years.

                                           1993          1992          1991
- ------------------------------------------------------------------------------
                                               (Expressed in thousands)
- ------------------------------------------------------------------------------
Domestic                               $(137,043)      $73,234       $78,451
Foreign                                  (31,566)        1,058         4,898
- ------------------------------------------------------------------------------
                                       $(168,609)      $74,292       $83,349
==============================================================================

Effective December 29, 1991 the Company adopted SFAS No. 109 on accounting for income taxes. This adoption resulted in an increase in net earnings of $3.2 million or $.06 per share for the cumulative effect of prior years' income. The effect of the adoption on income for the year ended January 2, 1993, was not material.

Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. The provisions (benefits) for income taxes include the following:

                                                1993       1992       1991
- ------------------------------------------------------------------------------
                                                 (Expressed in thousands)
- ------------------------------------------------------------------------------
CURRENT
- ------------------------------------------------------------------------------
 Federal                                    $   878      $24,468    $20,161
 State                                        1,361        5,877      4,926
 Commonwealth of Puerto Rico                 (1,726)           -        393
 Foreign                                          -        1,646      2,687
DEFERRED
 Federal                                     (2,871)       5,364      5,045
 Foreign                                    (15,841)       2,725      1,481
PREPAID
 Federal                                    (35,926)      (1,130)    (1,715)
 State                                       (8,340)           -          -
 Commonwealth of Puerto Rico                 (5,657)      (5,361)         -
 Foreign                                        859       (4,634)    (1,180)
- ------------------------------------------------------------------------------
Total provision (benefit)                  $(67,263)     $28,955    $31,798
==============================================================================

The following table reconciles the statutory U.S. federal income tax rate to the Company's consolidated effective tax rate:


                                               1993       1992      1991
- ------------------------------------------------------------------------------
Statutory U.S. federal tax rate               (35.0%)     34.0%     34.0%
Increase (decrease) resulting from:
Provision for state income tax,
net of federal benefit                         (2.9)       5.3       3.9
Difference in foreign statutory rates          (3.3)      (1.6)      0.1
Puerto Rico Commonwealth tax
and U.S. federal tax exemption, net               -       (0.6)     (2.0)
Other                                           1.3        1.9       2.2
- ------------------------------------------------------------------------------
Effective tax rate                            (39.9%)     39.0%     38.2%
==============================================================================

Temporary differences and carry forwards which give rise to deferred tax assets and liabilities are as follows:


                                        January 1, 1994     January 2, 1993
- ------------------------------------------------------------------------------
                                              (Expressed in thousands)
- ------------------------------------------------------------------------------
Deferred tax assets-current
 Environmental reserves                    $  1,628            $  1,580
 Insurance reserves                           6,551               5,275
 Other                                        2,348               1,555
- ------------------------------------------------------------------------------
Total deferred tax assets - current          10,527               8,410
- ------------------------------------------------------------------------------
Deferred tax assets - non-current
 Restructuring charges
  not currently deductible                   37,084                   -
 Net operating loss (NOL)
  carry forwards of subsidiaries             16,233              18,845
 Environmental reserves                      21,113               1,613
 Valuation allowance                         (4,560)             (6,083)
 Other                                        2,324               2,869
- ------------------------------------------------------------------------------
Total deferred tax assets
non-current                                  72,194              17,244
- ------------------------------------------------------------------------------
Total deferred tax assets                  $ 82,721            $ 25,654
==============================================================================
Deferred tax liabilities
Restructuring and special charges          $ 14,061            $      -
Depreciation                                (62,338)            (51,190)
Tax lease agreements                         (7,682)             (7,496)
Other                                        (5,581)               (159)
- ------------------------------------------------------------------------------
Total deferred tax liabilities             $(61,540)           $(58,845)
==============================================================================

The following summarizes the detail of the deferred income tax provision (benefit) for 1991, which has not been restated for the adoption of SFAS No. 109:

                                                1991
- --------------------------------------------------------------
                                      (Expressed in thousands)
- --------------------------------------------------------------
Federal
  Depreciation                                $  6,443
  Tax lease agreements                          (1,398)
  Other                                         (1,715)
- --------------------------------------------------------------
    Total Federal                                3,330
- --------------------------------------------------------------
Foreign                                            301
- --------------------------------------------------------------
Total deferred tax (benefit)                  $  3,631
==============================================================

The NOLs that have no expiration total approximately $9.9 million or 61% of the total NOLs available to the Company. The remaining NOLs of approximately $6.3 million consist of NOLs with expiration dates as follows:

                    In Thousands
- ------------------------------------------------------
      1994                                $  633
      1995                                $1,911
      1996                                $1,107
      1997                                $  862
      1998                                $  184
      1999                                $1,302
      2000                                $  301

The Company has recorded a valuation allowance of approximately $4.6 million for unrealized NOLs that may expire before the Company is able to utilize such NOLs.

The valuation allowance account balance of $4.6 million represents approximately 72% of the NOLs that are due to expire as compared to a valuation allowance percentage of approximately 54% of the NOLs due to expire at the end of 1992. The valuation account balance activity is summarized in the table below.

                                               1993
- -------------------------------------------------------------
                                     (Expressed in thousands)
- -------------------------------------------------------------
Balance - beginning of year                   $6,100
Increase (Decrease):
  Change in German tax rate                     (300)
  Adjust valuation balances                     (905)
  Cumulative translation adjustment             (335)
- -------------------------------------------------------------
Balance - end of year                         $4,560
=============================================================

9 OTHER ACCRUED EXPENSES AND LIABILITIES, COMMITMENTS AND CONTINGENT LIABILITIES

The Company operates a large number of hazardous waste facilities for the collection and processing of hazardous and non-hazardous liquid wastes and is subject to extensive and expansive regulation by Federal, state and local authorities.

In the ordinary course of conducting its business activities, the Company becomes involved in judicial and administrative proceedings in which governmental authorities seek remedial actions and/or fines and penalties. The Company also has been notified by the EPA that it may be a responsible party at several National Priority List ("NPL") sites. Generally, these proceedings by federal and state regulatory agencies have been resolved by negotiation and settlement. Based on its past experience and its knowledge of pending cases, the Company believes it is unlikely that the Company's actual liability on the cases now pending will be materially adverse to the Company's financial condition. It should be noted, however, that many environmental laws are written in a way in which the Company's potential liability can be large and it is always possible that the Company's actual liability on any particular environmental claim will prove to be larger than anticipated or accrued for by the Company. It is also possible that expenses incurred in any particular reporting period for remediation costs or fines, penalties or judgments could have a material impact on the Company's earnings for that period.

Federal regulations also govern hazardous waste storage tanks and all underground tanks which are used to store chemicals of the type used by the Company. The Company is in the process of removing underground storage tanks at certain of its locations. The Company believes there are instances where costs may be incurred by the Company to do remedial cleanup work at some of the Company's operating sites. In 1993 the Company recorded a $50 million pre-tax special charge ($30 million after-tax or $0.52 per share) for a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination. This change results in earlier recognition of environmental remediation costs and liabilities as compared with the Company's previous practice, which was to accrue the estimated cost of remedial cleanup work at the time the need for such work was specifically identified based on site investigation. The Company's accrued liabilities for such costs are reflected in current and non-current liabilities in the Company's Consolidated Balance Sheets as follows:

                               Jan. 1, 1994       Jan. 2, 1993
- --------------------------------------------------------------
                                   (Expressed in millions)
- --------------------------------------------------------------
Current Liabilities-
  Other accrued expenses           $10.7              $12.9
Non-current Liabilities-
  Other liabilities                 55.8                5.8
  Total                            $66.5              $18.7
==============================================================

Federal environmental regulations require that the Company demonstrate financial responsibility for sudden and non-sudden releases, as well as closure and post-closure liabilities. One manner by which to make this demonstration is through Environmental Impairment Liability (EIL) insurance coverage. The Company has EIL insurance coverage which it believes complies with the Federal regulatory requirements. However, the Company must reimburse the insurance carrier for all losses and expenses incurred by it under the policy. The Company's income could be adversely affected in the future if it is unable to obtain risk-transfer EIL insurance coverage and losses were to be incurred.

The Company leases certain of its branches, vehicles and other equipment. These leases are accounted for as operating leases. Related rental expenses were $20.8 million in 1993, $20.3 million in 1992 and $14.7 million in 1991.

Aggregate minimum future rentals are payable as follows:

               In Millions
- ------------------------------------------
          1994            $16.1
          1995             14.4
          1996             11.7
          1997              9.5
          1998              7.0
      Future Years         16.7
- ------------------------------------------
         Total            $75.4
==========================================

10 RESTRUCTURING AND SPECIAL CHARGES

During the fourth interim period of 1993 the Company adopted a restructuring plan based on conversion of its core Parts Cleaner Service to new technology and other strategic actions. In conjunction with the adoption of this plan, the Company recorded a special charge of $179 million ($106 million after tax or $1.84 per share) in the fourth quarter. The pre-tax restructuring charge includes $93 million of asset write-downs and $86 million of other restructuring charges.

In addition to the restructuring charges, the Company recorded an additional $50 million special charge ($30 million after-tax or $0.52 per share) representing a change in estimate for remediation costs. These additional remediation costs have been estimated prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination, and are related to all operating and previously-closed sites.

11 INTERIM RESULTS OF OPERATIONS (UNAUDITED)

                                                                                                 Earnings (Loss)
                                  Revenue           Gross Profit       Net Earnings (Loss)          Per Share
- ------------------------------------------------------------------------------------------------------------------
Period                         1993      1992      1993       1992      1993/1/     1992/2/     1993/1/     1992/2/
- ------------------------------------------------------------------------------------------------------------------
First  (12 Weeks)            $181,818  $173,939  $ 43,051  $ 47,388    $  8,635     $12,395     $ 0.15       $0.22
Second  (12 Weeks)            189,314   184,099    47,725    52,115      10,487      14,459       0.18        0.25
Third  (12 Weeks)             182,047   184,637    43,391    41,940       5,809       6,173       0.10        0.10
Fourth (16 And 17 Weeks)      242,329   251,867    55,526    57,527    (126,277)     12,610      (2.19)       0.22
- ------------------------------------------------------------------------------------------------------------------
Total                        $795,508  $794,542  $189,693  $198,970   $(101,346)    $45,637     $(1.76)      $0.79
==================================================================================================================

/1/ During the fourth interim period the Company recorded restructuring and special charges of $136 million, net of tax benefits, ($229 million pre-tax) or $2.36 per share which is more fully described in Note 10 to the Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring and Special Charges on page 26.

/2/ During the first interim period of 1992, the Company adopted SFAS No. 109 on accounting for income taxes. The cumulative prior years' effect of SFAS No. 109 increased net earnings by $3.2 million or $.06 per share. The first interim period of 1992 has also been restated to reflect the retroactive adoption of SFAS No. 106 on accounting for post-retirement benefits. The cumulative prior years' effect of SFAS No. 106 reduced net earnings by $2.9 million or $.05 per share.

BOARD OF DIRECTORS

Donald W. Brinckman, Founder, Chairman and Chief
 Executive Officer, Safety-Kleen Corp.

John G. Johnson Jr., President and Chief Operating Officer,
 Safety-Kleen Corp.

Kenneth L. Block, Chairman Emeritus, A. T. Kearney, Inc.
 (international management consulting firm)

Richard T. Farmer, Chairman and Chief Executive Officer,
 Cintas Corporation (uniform manufacturer and supplier)

Russell A. Gwillim, Chairman Emeritus, Safety-Kleen Corp.

Egdar D. Jannotta, Managing Partner,
 William Blair & Company (investment banking firm)

Karl G. Otzen, President, Gerhard & Company
 (product development consulting firm)

Paul D. Schrage, Senior Executive Vice President,
 McDonald's Corporation (restaurant franchiser and operator)

W. Gordon Wood, Retired Vice President,
 Safety-Kleen Corp.

OFFICERS

Donald W. Brinckman, Founder, Chairman, Chief
 Executive Officer and Director

John G. Johnson Jr., President, Chief Operating
 Officer and Director

Hyman K. Bielsky, Senior Vice President General Counsel

Robert J. Burian, Senior Vice President Human Resources

Michael H. Carney, Senior Vice President Marketing

Joseph Chalhoub, Senior Vice President Processing,
 Engineering and Oil Recovery

David A. Dattilo, Senior Vice President Sales and Service

Scott E. Fore, Senior Vice President Environment,
 Health and Safety

F. Henry Habicht II, Senior Vice President
 Strategic/Environmental Planning

William P. Kasko, Senior Vice President Operations and Information

Robert W. Willmschen Jr., Senior Vice President
 Finance and Secretary

Glenn R. Casbourne, Vice President Engineering

Wallace K. Louder, Vice President Information Systems

Clark J. Rose, Vice President Technical Services

Laurence M. Rudnick, Treasurer

John Rycombel, Controller

                                                                  CORPORATE DATA

Corporate Office

Safety-Kleen Corp., 1000 North Randall Road,
Elgin, IL  60123,
Telephone: 708/697-8460

Auditors
Arthur Andersen & Co., 33 W. Monroe Street,
Chicago, IL 60603.

Registrar and Transfer Agent
First Chicago Trust Company of New York,
Post Office Box 2500, Jersey City, NJ 07303

Annual Meeting
The Annual Meeting of Shareholders of Safety-Kleen Corp.
will be held at 10:00 a.m., Friday, May 13, 1994, at The Westin Hotel, O'Hare, 6100 River Road,
Rosemont, IL 60018.

Stock Listing
Safety-Kleen stock is traded on the New York
Stock Exchange.

Stock Symbol   SK

Form 10-K

Safety-Kleen's Annual Report to the Securities and
Exchange Commission on Form 10-K is available, on request, from Safety-Kleen's Corporate Secretary.

Shareholder Dividend Reinvestment Plan

Safety-Kleen offers a dividend reinvestment plan for shareholders of record. Further information may be obtained from the Company's Registrar and Transfer
Agent as follows:

First Chicago Trust Company of New York
Post Office Box 2598
Jersey City, NJ 07303
Telephone: (800) 446-2617

                        MARKET AND DIVIDEND INFORMATION
The Company's common stock is traded on the New York
Stock Exchange. The approximate number of record holders of the Company's common stock at January 1, 1994 was 7,283.

The following table shows the range of common stock prices and cash dividends for the calendar quarters indicated. The quotations represent the high and low prices on the New York Stock Exchange as reported by The Wall Street Journal.

                                 1993                       1992
                     ______________________________________________________
                                          Cash                      Cash
                          Prices       Dividends      Prices      Dividends
                      High       Low     Paid    High       Low     Paid
March 31             $24.75     $20.00   $0.09  $28.75     $22.63  $0.085
June 30               21.13      16.13    0.09   30.38      24.13   0.085
September 30          18.00      14.38    0.09   30.75      26.38   0.085
December 31           18.13      13.13    0.09   32.25      23.25   0.085
_________________________________________________________________________
                                         $0.36                     $0.340
_________________________________________________________________________
_________________________________________________________________________

The Company has continuously paid quarterly cash dividends since March, 1979. The Company expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends, as they are dependent upon future earnings, capital requirements, financial condition of the Company and other factors.



(C) 1994 Printed in U.S.A.                      Printed on recycled paper.
Safety-Kleen Corp. is an Equal Opportunity Employer m/f