Form 10-K, Exhibit 13
SAFETY KLEEN CORP
filed 1995-03-29
CIK 86135

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


OVERVIEW

  The following table sets forth for the periods indicated (i) percentages which certain items reflected in the financial data bear to consolidated revenue of the Company and (ii) the percentage increase (decrease) of such items as compared to the indicated prior period:

                                 Relationship to        Period to Period
                                  Consolidated              Increase
                                    Revenue                (Decrease)
                                   Fiscal Year            Fiscal Years
                              1994    1993    1992     1993-94    1992-93
---------------------------------------------------------------------------
Revenue                        100%    100%    100%     (0.5%)       0.1%
---------------------------------------------------
Costs and Expenses:
  Operating costs
    and expenses              73.3    76.1    75.0      (4.3)        1.7
Selling and
  administrative
    expenses                  14.2    15.0    14.3      (5.5)        4.9
Restructuring and
  special charges               --    28.8      --       N/A         N/A
Interest income               (0.1)   (0.1)   (0.2)    (16.0)      (36.2)
Interest expense               1.9     1.4     1.6      36.9       (11.6)
---------------------------------------------------
                              89.3   121.2    90.7     (26.7)       33.8
---------------------------------------------------

Earnings (loss) before
  income taxes
  and cumulative
  effect of changes
  in accounting
  principles                  10.7   (21.2)    9.3       N/A         N/A
Income taxes                   4.4    (8.5)    3.6       N/A         N/A
---------------------------------------------------
Net earnings (loss) before
  the cumulative
  effect of changes
  in accounting
  principles                   6.3%  (12.7%)   5.7%      N/A         N/A
---------------------------------------------------

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

Summary of 1992, 1993 and 1994 Financial Results.

  In 1992 and 1993, the Company's net earnings before restructuring and special charges declined 12% and 24%, respectively. However, in 1994, the Company's net earnings increased 45% over 1993 net earnings before restructuring and special charges largely as a result of the restructuring plan and change in accounting estimate for remediation costs implemented at the end of 1993, which are more fully described below.

  The cost increases underlying the 1992 and 1993 earnings declines were largely the result of strategic and infrastructure investments mentioned above. These investments were made primarily in anticipation of future long-term growth, which has been realized more slowly than originally anticipated. The Company also experienced increased environmental compliance costs.

  The Company's 1992 earnings were also adversely affected by costly regulatory problems encountered at its Puerto Rico operations. Pre-tax charges totalling approximately $11.4 million ($7.3 million after tax) were taken in 1992 to record the estimated costs of reducing excess storage of hazardous waste fluids to permitted levels, providing for possible environmental remediation of waste water discharges and paying penalties related thereto. Since this time, the Company has incurred substantially higher costs to process waste-derived fuel collected from its Puerto Rico customers. These higher costs are due primarily to the local third-party cement kiln outlet's inability to burn waste-derived fuels on a sustained basis. This has resulted in additional costs to transport waste-derived fuels in Puerto Rico to the U.S. mainland for processing.

  The Company believes that lower demand for its services has been the primary cause of flat revenues from 1992 through 1994. A number of factors have contributed to this lower demand, including waste and cost minimization efforts by customers, sluggish economies in North America and Europe in 1993 and slower than expected development of the Company's European operations. In addition, 1994 revenues were impacted by the elimination of certain product and service lines, as the result of the restructuring plan implemented in the fourth interim period of 1993.

Cyclonic Parts Cleaner Service.

  In order to address the waste minimization concerns of its customers, the Company began converting its existing Model 16 and 30 red sink-on-a-drum parts cleaners in the United States to a new cyclonic parts cleaner service in 1993. The new service employs a premium non-hazardous solvent and a patented cyclonic separation technology that continuously removes dirt particles from the solvent during use. As a result, the solvent stays cleaner longer,

                                                                        [LOGO]


extending the life of the solvent and reducing the number of annual services required. With the new cyclonic parts cleaner service, customers need service less frequently and generate less waste on an annual basis, which reduces the cost of the Parts Cleaner Service to Safety-Kleen and also provides customers with the potential to reduce their cost.

  At December 31, 1994, the Company had placed approximately 103,000 cyclonic machines at customer locations, and there were approximately 155,000 red Model 16 and 30 parts cleaners remaining in service with customers in the United States. These 155,000 machines represent approximately 42% of the total installed base of Company-owned parts cleaners in the United States. The Company expects to convert a large portion of the remaining Model 16 and 30 parts cleaner machines to the cyclonic parts cleaner in 1995 and 1996.

  The Company believes the new cyclonic service will reduce the turnover rate of its existing parts cleaner base and result in faster penetration of the market. The Company also anticipates the gross profit margin of its parts cleaner service will improve as a result of a price increase that was instituted on the red machine service in October 1994, and gains in efficiencies associated with a growing base of cyclonic service customers.

  In conjunction with the conversion of parts cleaners to new technology and a comprehensive review of its operations, the Company adopted a restructuring plan in the fourth interim period of 1993. The restructuring plan is more fully described below in "Results of Operations" under the subheading "Restructuring and Special Charges".

  In 1994, the Company developed and test marketed a proprietary filtration device which can be added to larger Safety-Kleen machines and a substantial portion of customer-owned parts cleaners. The Company believes this filtration device should provide these customers with the opportunity to receive waste minimization and cost reduction benefits similar to the cyclonic parts cleaner service.

OTHER TRENDS, EVENTS AND UNCERTAINTIES

  While the Company can benefit from increased governmental regulation, as a leading environmental services company, it is also the focus of regulatory scrutiny. The Company's goal is to fully comply with all regulations and thus avoid any fines or penalties, and the Company has committed significant human and capital resources to the pursuit of this goal. Nonetheless, given its extensive operations, the technical aspects of the regulations, and the varying interpretations of the requirements from jurisdiction to jurisdiction, the Company may incur fines and penalties as a natural consequence of its business operations. While the Company does not anticipate that the amount of fines and penalties will have a material adverse impact on its financial condition, many environmental laws are written and enforced in a way in which the potential liability can be large, and it is always possible that the Company's actual liability in any particular case will prove to be larger than anticipated by the Company. It is also possible that expenses incurred in any particular reporting period for remediation costs or for fines, penalties or judgments, could have a material impact on the Company's results of operations for that period. The Company paid approximately $4 million, $1 million and $3 million in 1994, 1993 and 1992, respectively, for environmental fines, penalties and forfeitures.

  State and local authorities are increasingly adopting legislation and regulations which impose stricter operating and performance standards and increased taxes, assessments and fees upon the generators, transporters and handlers of hazardous and non-hazardous waste. The Company may or may not be able to pass on the costs associated with such legislation and regulations to its customers through price increases.

EFFECTS OF PETROLEUM PRICE CHANGES

  Through its Oil Recovery operations, the Company re-refines and markets petroleum based products at prices positively correlated to crude oil prices over the long-term. The Company's various service operations (such as its Parts Cleaner Service) also consume petroleum based products, the cost of which are positively correlated to crude oil prices over the long-term. Consequently, any meaningful increase or decrease in crude oil prices will have both a positive and negative effect on earnings. Generally, the Company's earnings are positively affected by higher crude oil prices and are negatively affected by lower crude oil prices. The speed at which the Company is able to raise prices on its services and products is restricted somewhat by committed price contracts.

LIQUIDITY AND CAPITAL RESOURCES

  Capital spending in 1994, 1993 and 1992 for additions of equipment at customers and property, excluding business acquisitions, totaled $88 million, $96 million and $143 million, respectively. These capital expenditures were financed primarily by cash from operations. Long-term debt decreased $5 million and $12 million in 1994 and 1993, respectively.

  The Company expects its capital expenditures for equipment at customers and property additions for the full year 1995 will be less than $90 million. The Company expects to be able to finance these expenditures entirely through internally generated funds. As more fully described in Note 5 to the Consolidated Financial Statements,

[LOGO]



the Company and its subsidiaries have lines of credit aggregating approximately $340 million. As of December 31, 1994, total borrowings under these lines were $179 million. The Company does expect to lease equipment and property to a greater extent than it has in the recent past.

  Subsequent to year-end 1994, the Company entered into a note purchase agreement with two insurance companies, under which the Company borrowed $50 million at a fixed interest rate of 8.05% for 3 years expiring in January, 1998. Proceeds from the note were used to repay existing bank borrowings.

  A portion of the Company's capital expenditures are related to compliance with environmental laws and regulations. The Company estimates capital spending of approximately $7 million in 1995 and $14 million in the years 1996 through 1999 in order to comply with current environmental laws and regulations in connection with the Company's existing business.

RESULTS OF OPERATIONS

Revenues.

  Total revenue derived from the Company's North American services and European operations for each of the three fiscal years in the period ended December 31, 1994, are presented below:

                                                              Percentage
                                                          Increase (Decrease)
                            (Expressed in thousands)         Fiscal Years
                             1994       1993      1992    1993-94     1992-93
------------------------------------------------------------------------------
North America
  Automotive/Retail
    Repair Services        $237,780   $248,700  $251,069     (4%)        (1%)
  Industrial Services       222,120    212,940   197,270      4%          8%
  Oil Recovery
    Services                117,815    113,277   114,671      4%         (1%)
  Other Service
    Areas                   128,172    141,117   150,261     (9%)        (6%)
--------------------------------------------------------
Total North America         705,887    716,034   713,271     (1%)         0%
Europe                       85,380     79,474    81,271      7%         (2%)
--------------------------------------------------------
Consolidated               $791,267   $795,508  $794,542     (1%)         0%
--------------------------------------------------------

North American Automotive/Retail Repair Services.

  Lack of sales from discontinued allied products accounted for $6.4 million of the Company's North American Automotive/Retail Repair Services 1994 revenue decline. Most of the remaining $4.5 million revenue decline was due to a 2% decline in parts cleaner service volume caused primarily by a lengthening of the average time interval between services. The average service charge was flat with 1993. The 1993 revenue decline was caused by an 8% decline in service volumes, partially offset by service charges which were, on average, 7% higher in 1993 than 1992. The 1993 service volume decline is primarily a result of lengthening in the average time interval between services and fewer parts cleaner machines in service.

North American Industrial Services.

  Revenue from the Company's North American Industrial Services includes Fluid Recovery Service revenue of $109.1 million in 1994, $96.8 million in 1993, and $85.0 million in 1992. The 13% increase in Fluid Recovery Service revenue in 1994 was due to higher volumes. A 26% increase in the number of drums collected was partially offset by an 8% decline in the average revenue per drum which can be attributed to drum quantity and regional discounts offered in 1994. The 14% revenue increase in 1993 was due almost entirely to a 12% increase in the number of drums collected. Average revenue per drum increased by 1% in 1993.

  The North American Industrial Parts Cleaner Service accounts for the remaining revenue of $113.0 million in 1994, $116.1 million in 1993 and $112.2 million in 1992. The lower revenue experienced in 1994 was due almost entirely to the lack of sales from discontinued allied products. The favorable impact of a 5% increase in the average parts cleaner service charge in 1994 was offset by a 6% decline in parts cleaner service volume. The Parts Cleaner Service volume decline in 1994 was primarily due to a lengthening in the average time interval between services. Increased prices accounted for most of the revenue growth in 1993. Parts cleaner service volumes declined 5% in 1993 primarily as a result of lengthening in the average time interval between services, partially offsetting the favorable effect of increased prices.

North American Oil Recovery Services.

  The increase in revenue experienced in 1994 from the North American Oil Recovery Services was primarily due to a 16% increase in the volume of lubricating oil sales, which was partially offset by 7% lower average lube oil sales prices. The 1993 revenue decline was primarily the result of lower prices realized in 1993 for sales of lubricating oil and collection of used oil. The negative effect of lower prices in 1993 was partially offset by a shift in sales mix from lower value industrial fuel to higher value re-refined lubricating oil. This shift was made possible by 12% and 50% capacity expansions at the Company's East Chicago, Indiana re-refinery in 1993 and 1992, respectively.

North American Other Service Areas.

  Revenue from Other Service Areas decreased in 1994 due primarily to the lack of sales from discontinued allied products and the planned lower volume of Envirosystems revenue as a result of

                                                                        [LOGO]

the reduction of toll recycling capacity completed during the restructuring. The revenue decline in 1993 from 1992 was due primarily to lower revenue from the Company's Envirosystems operations caused mainly by lower volumes and product mix.

Europe.

  A strengthening of European currencies against the U.S. dollar increased revenue by approximately $1.4 million in 1994. Exclusive of exchange rate effects, revenues in Europe increased approximately 6% due to higher volumes and prices throughout most of the European operations.

  The European revenue decline in 1993 was attributable to weaker European currencies, which lowered 1993 revenues by approximately $9.0 million. Exclusive of the change in exchange rates, European revenues increased nearly 9%. Approximately 50% of this 1993 revenue increase is attributable to the acquisition of the Company's joint venture partner's 50% interest in the Spanish joint venture completed in September, 1992. The remaining 1993 increase in European revenues resulted from increased volumes and prices.

Operating Costs and Expenses.

  The following table arrays the gross profit margins of the Company's North American services and European operations for each of the three fiscal years in the period ended December 31, 1994.

                             Gross Profit Margin
-----------------------------------------------------
                            1994    1993    1992
-----------------------------------------------------
North America
  Automotive/Retail
    Repair Services          35%     31%     36%
  Industrial Services        33%     33%     33%
  Oil Recovery Services      11%      8%      9%
  Other Service Areas        19%     12%      8%
Total North America          27%     24%     25%
Europe                       24%     22%     24%
Consolidated                 27%     24%     25%

North American Automotive/Retail Repair Services.

  The North American Automotive/Retail Repair Services gross margin improved in 1994 from 1993 primarily due to the Company's lower cost structure which resulted from its restructuring plan and the change in accounting estimate for remediation costs implemented in the fourth interim period of 1993. The gross margin decline experienced in 1993 resulted primarily from expansion costs incurred in anticipation of growth in demand for the Company's services that was not fully realized and higher costs for environmental compliance in its branch, distribution and recycling networks. These higher fixed expansion and environmental compliance costs affected all of the North American Services except for Oil Recovery Services, in varying degrees. These costs had a particularly adverse impact on the Automotive/Retail Repair Service gross margin because of the decline in revenue.

North American Industrial Services.

  Gross margins for the Company's North American Industrial Services remained unchanged from 1992 through 1994. The favorable benefits realized from the lower cost structure in 1994 as a result of the restructuring plan and change in accounting estimate were offset by lower parts cleaner service volume and lower average revenue per drum in the Fluid Recovery Service. In 1993, the effect of higher average prices charged on the Industrial Parts Cleaner Service was offset by the lower volume of services performed.

North American Oil Recovery Services.

  The improvement in the Oil Recovery Services 1994 gross profit margin can be attributed to a lower cost structure in the automotive used oil collection business resulting from the Company's restructuring plan that was implemented in 1993, and certain plant processing improvements. The Company implemented a price increase in the Oil Collection Service in the second quarter of 1994. The 1993 decline in gross profitability of the Company's Oil Recovery Services was primarily due to lower prices realized in 1993 for sales of lubricating oil and the collection of used oil.

North American Other Service Areas.

  The increase in the North American Other Service Areas gross profit margin experienced in 1994 resulted primarily from the elimination of the lower margin allied product businesses contemplated by the Company's restructuring plan. The 1993 improvement in North American Other Service Areas gross profitability is primarily due to a $10.5 million reduction in the gross loss of the Company's Puerto Rico Envirosystems operations. This improvement in the Puerto Rico operations is attributable to charges associated with the 1992 regulatory problems discussed earlier. A $2.0 million dispute settlement with the State of Kentucky regarding hazardous waste fees and penalties for alleged violations also reduced gross profits in 1992. A $2.2 million increase in alternative waste fuel processing costs in the Company's U.S. Envirosystems operations adversely affected North American Other Service Areas gross profit margin in 1993.

Europe.

  The increase in Europe's 1994 gross profit margin is mainly attributable to work force reductions, and elimination of lower

[LOGO]

margin businesses in connection with the Company's restructuring plan. The 1993 decline in Europe's gross profit margin was due primarily to more rapid revenue growth in markets which have lower gross margins.

Selling and Administrative Expenses.

  Selling and administrative expenses decreased 5% in 1994, primarily due to work force reductions implemented as part of the Company's restructuring plan. Selling and administrative expenses increased 5% in 1993, primarily due to additional employees and employee expenses and increases in compensation and benefits.

Restructuring and Special Charges.

  During the fourth interim period of 1993, the Company adopted a restructuring plan based on conversion of its Parts Cleaner Service to new technology and other strategic actions to better focus the Company on its core environmental services, reduce its cost structure and improve the value of its services to its customers. In conjunction with the adoption of this plan, the Company recorded a restructuring charge of $179 million ($106 million after-tax or $1.84 per share). The pre-tax restructuring charge of $179 million included $93 million of asset write-downs and $86 million of other restructuring charges. The after-tax restructuring charge of $106 million included an estimated $34 million of costs requiring cash outflows and $72 million of non-cash items. During 1994, the Company's restructuring activities proceeded substantially in accordance with the original plan. The Company's restructure reserves declined $25.2 million in 1994 from $84.2 million to $59.0 million. The Company incurred $20 million of after-tax cash flows in 1994. In 1994, the Company also received a $10.8 million refund of estimated tax payments made in 1993. The Company still expects to incur an estimated $13 million of after tax cash flows associated with the restructuring in 1995 and beyond.

  As part of the restructuring plan, the Company provided for the write-down of the cost of parts cleaner machines expected to be replaced with the new cyclonic parts cleaners, as well as the cost of converting customers to the new service.

  The Company anticipated that converting a large portion of its existing parts cleaners to the new cyclonic technology would result in less spent solvent being collected from the Company's parts cleaner service. Accordingly, the Company decided to convert many of its branch permitted hazardous waste storage facilities to transfer locations, thereby eliminating the need for permits required under the Resource Conservation and Recovery Act (RCRA) and reducing unnecessary operating costs driven by RCRA-imposed requirements. The non-cash restructuring charge included the write-off of the capitalized cost of the permits at these affected facilities. The restructuring charge also included a write-down of recycling capacity because the collection of less spent solvent would reduce the amount of solvent recycling capacity required.

  Other elements of the restructuring plan included: (i) a work force reduction of approximately 375 jobs and payment of severance benefits; (ii) a write-down of inventories and other assets for discontinuing certain minor business activities, including the sale of allied products; and (iii) accrual of costs and asset write-downs related to the curtailment or sale of certain operations.

  In addition to the restructuring charge, the Company recorded a $50 million special charge ($30 million after-tax or $.52 per share) representing a change in estimate for remediation costs. These additional remediation costs were estimated prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination, and were related to all operating and previously closed sites. The Company expects the expenditures for these remediation costs will occur over several years. Primarily as a result of the special charge, the Company's expenses for environmental remediation declined $11.6 million in 1994 compared to 1993. Total accrued environmental liabilities declined from $66.5 million at the end of 1993 to $49.7 million at the end of 1994 due to substantial remediation activities in 1994.

  The Company experienced an estimated net earnings benefit of $16 million in 1994 directly attributable to cost reductions and other actions resulting from the restructuring plan and the special charge in 1993.

Interest Income.

  The $135,000 and $480,000 declines in interest income in 1994 and 1993, respectively, are due primarily to a lower average investment balance in 1994 and lower interest rates in 1993.

Interest Expense.

  Interest expense increased $4.1 million in 1994 due mainly to increased interest rates and lower capitalized interest. Interest expense excludes $2.4, $4.5 and $5.2 million of interest capitalized during 1994, 1993 and 1992, respectively. Interest expense decreased $1.5 million in 1993 due to lower rates. The impact of the interest rate swaps executed in the United States and Germany in 1992 and 1993 and more fully explained in Note 5 to the Consolidated Financial Statements resulted in interest expense savings of $1.8, $3.6 and $3.2 million in 1994, 1993 and 1992, respectively.

                                                                       [LOGO]

Income Taxes.

  The effective income tax rate was 41% in 1994, 40% in 1993 and 39% in 1992. The increase in the effective tax rate in 1994 is primarily due to an increase in non-deductible expenses. The increase in the effective tax rate in 1993 is primarily due to an increase in the U.S. statutory income tax rate.

Accounting Changes.

  The Company adopted Statement of Financial Accounting Standards (SFAS) No. 112 on accounting for post-employment benefits in fiscal year 1993. The effect of adopting this accounting change was not material. The Company adopted SFAS No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes in fiscal year 1992. The cumulative prior years' effect of SFAS No. 106 reduced net earnings by $2.9 million, or five cents per share increase in 1992. The cumulative prior years' effect of SFAS No. 109 increased net earnings by $3.2 million, or six cents per share in 1992. The effects of adopting SFAS Nos. 106 and 109 are more fully discussed in Notes 7 and 8 to the Consolidated Financial Statements.


                                                       SELECTED FINANCIAL DATA

                                                      FISCAL YEAR
-------------------------------------------------------------------------------------------
                                  1994        1993           1992(4)       1991      1990
                                     (Expressed in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA
-------------------------------------------------------------------------------------------
Revenue                      $ 791,267    $795,508      $ 794,542      $695,001  $588,987
Net earnings (loss)             50,094    (101,346)(1)     45,637(2)     51,551    55,198
Earnings (loss) per share         0.87       (1.76)(1)       0.79(2)       0.90      1.05(3)
Cash dividends per share         0.360       0.360          0.340         0.320     0.267(3)
BALANCE SHEET DATA
-------------------------------------------------------------------------------------------
Current assets                 191,394     193,724        188,717       182,275   169,772
Current liabilities            166,305     149,415        140,988       128,156   102,720
Working capital                 25,089      44,309         47,729        54,119    67,052
Total assets                 1,015,986     995,378      1,006,446       903,824   718,548
Long-term debt                 284,125     288,633        300,724       243,724   122,158
Shareholders' equity           396,336     362,664        492,095       463,621   429,833

(1) Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.
(2) Includes $300,000 ($.01 per share) increase in net earnings from the net cumulative prior years effect of adopting Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes.
(3) Has been restated to reflect the three-for-two stock split on March 7, 1991.
(4) Fiscal year 1992 was a fifty-three week year. All other years presented were fifty-two weeks.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Safety-Kleen Corp.:

  We have audited the accompanying consolidated balance sheets of Safety-Kleen Corp. (a Wisconsin corporation) and Subsidiaries as of December 31, 1994 and January 1, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Safety-Kleen Corp. and Subsidiaries as of December 31, 1994 and January 1, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 7 and 8 to the consolidated financial statements, effective December 29, 1991, the Company changed its methods of accounting for post-retirement benefits other than pensions and income taxes.


Chicago, Illinois,                 Arthur Andersen LLP
February 9, 1995

                                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                           Safety-Kleen Corp. and Subsidiaries
    For The Years Ended December 31, 1994, January 1, 1994 and January 2, 1993

                                                                                   Fiscal Year
------------------------------------------------------------------------------------------------------------------
                                                                      1994               1993             1992
------------------------------------------------------------------------------------------------------------------
                                                                (Expressed in thousands, except per share amounts)
------------------------------------------------------------------------------------------------------------------
REVENUE                                                            $ 791,267         $ 795,508         $ 794,542
------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Operating costs and expenses                                         579,509           605,815           595,572
  Selling and administrative expenses                                112,434           119,037           113,433
  Restructuring charge                                                    --           179,000                --
  Special charge for change in estimate of environmental costs            --            50,000                --
  Interest income                                                       (711)             (846)           (1,326)
  Interest expense                                                    15,209            11,111            12,571
------------------------------------------------------------------------------------------------------------------
                                                                     706,441           964,117           720,250
------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES                          84,826          (168,609)           74,292
INCOME TAXES                                                          34,732           (67,263)           28,955
------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT
  OF CHANGES IN ACCOUNTING PRINCIPLES                                 50,094          (101,346)           45,337
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
  PRINCIPLES                                                              --                --               300
------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                                $  50,094         $(101,346)        $  45,637
------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE
  Earnings (loss) before cumulative effect of changes in
    accounting principles                                          $    0.87         $   (1.76)        $    0.78
  Cumulative effect of changes in accounting principles                   --                --              0.01
------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE                                          $    0.87         $   (1.76)        $    0.79
==================================================================================================================

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED  BALANCE  SHEETS

Safety-Kleen Corp. and Subsidiaries
As of December 31, 1994 and January 1, 1994

                                                                                    December 31, 1994    January 1, 1994
--------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                    (Expressed in thousands)
--------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                            $   21,015             $ 17,375
  Trade accounts receivable, less allowances of $8,868 and $8,432, respectively           102,908               98,678
  Refundable taxes                                                                          6,091               19,500
  Inventories                                                                              32,137               34,362
  Deferred tax assets                                                                      12,429               10,527
  Prepaid expenses and other                                                               16,814               13,282
--------------------------------------------------------------------------------------------------------------------------
                                                                                          191,394              193,724
--------------------------------------------------------------------------------------------------------------------------
EQUIPMENT AT CUSTOMERS AND COMPONENTS, AT COST, LESS
  accumulated depreciation of $38,917 and $30,922, respectively                            96,605               63,026
--------------------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
  Land                                                                                     47,215               46,651
  Buildings and improvements                                                              236,125              223,081
  Leasehold improvements                                                                   29,817               29,274
  Machinery and equipment                                                                 365,676              341,994
  Autos and trucks                                                                        132,284              146,190
--------------------------------------------------------------------------------------------------------------------------
                                                                                          811,117              787,190
Less accumulated depreciation and amortization                                            273,075              233,971
--------------------------------------------------------------------------------------------------------------------------
                                                                                          538,042              553,219
--------------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS, AT COST
  Goodwill                                                                                 87,484               80,913
  Other                                                                                    78,456               63,055
--------------------------------------------------------------------------------------------------------------------------
                                                                                          165,940              143,968
  Less accumulated amortization                                                            52,015               37,254
--------------------------------------------------------------------------------------------------------------------------
                                                                                          113,925              106,714
--------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS
  Deferred tax assets                                                                      71,452               72,194
  Other                                                                                     4,568                6,501
--------------------------------------------------------------------------------------------------------------------------
                                                                                           76,020               78,695
--------------------------------------------------------------------------------------------------------------------------
                                                                                       $1,015,986             $995,378
==========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Current portion of long-term debt                                                    $       10             $    888
  Trade accounts payable                                                                   61,629               58,417
  Accrued salaries, wages and employee benefits                                            23,178               20,988
  Other accrued expenses                                                                   28,298               18,836
  Restructure liability                                                                    24,637               21,742
  Insurance reserves                                                                       13,484               16,461
  Accrued environmental liabilities                                                        11,730               10,736
  Income taxes payable                                                                      3,339                1,347
--------------------------------------------------------------------------------------------------------------------------
                                                                                          166,305              149,415
--------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT, LESS CURRENT PORTION                                                      284,125              288,633
--------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES                                                                   69,545               61,540
--------------------------------------------------------------------------------------------------------------------------
RESTRUCTURE LIABILITY                                                                      34,357               62,431
--------------------------------------------------------------------------------------------------------------------------
ACCRUED ENVIRONMENTAL LIABILITIES                                                          37,954               55,768
--------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                                                          27,364               14,927
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 9)
SHAREHOLDERS' EQUITY
  Preferred stock ($.10 par value; authorized 1,000,000 shares; none issued)                   --                   --
  Common stock ($.10 par value; authorized 300,000,000 shares;
    issued and outstanding 57,754,963 shares and 57,683,756 shares, respectively)           5,775                5,768
  Additional paid-in capital                                                              184,789              183,612
  Retained earnings                                                                       223,569              194,261
  Cumulative translation adjustments                                                      (17,797)             (20,977)
--------------------------------------------------------------------------------------------------------------------------
                                                                                          396,336              362,664
--------------------------------------------------------------------------------------------------------------------------
                                                                                       $1,015,986             $995,378
==========================================================================================================================

    The accompanying notes are an integral part of these financial statements.

                                                                                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                                 Safety-Kleen Corp. and Subsidiaries
                                                          For The Years Ended December 31, 1994, January 1, 1994 and January 2, 1993

                                                    Total           Common      Additional                  Cumulative
                                                 Shareholders'    Stock $.10     Paid-In      Retained     Translation
                                                   Equity         Par Value      Capital      Earnings     Adjustments
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (Expressed in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 28, 1991                       $463,621         $5,695       $165,437     $290,293      $  2,196
Net earnings                                         45,637             --             --       45,637            --
Cash dividends                                      (19,556)            --             --      (19,556)           --
Stock options exercised and related tax benefits      6,118             27          6,091           --            --
Stock issued for businesses acquired                 11,803             45         11,758           --            --
Change in cumulative translation adjustments        (15,528)            --             --           --       (15,528)
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 2, 1993                          492,095          5,767        183,286      316,374       (13,332)
Net earnings (loss)                                (101,346)            --             --     (101,346)           --
Cash dividends                                      (20,767)            --             --      (20,767)           --
Stock options exercised and related tax benefits        327              1            326           --            --
Change in cumulative translation adjustments         (7,645)            --             --           --        (7,645)
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                          362,664          5,768        183,612      194,261       (20,977)
Net earnings                                         50,094             --             --       50,094            --
Cash dividends                                      (20,786)            --             --      (20,786)           --
Stock options exercised and related tax benefits      1,184              7          1,177           --            --
Change in cumulative translation adjustments          3,180             --             --           --         3,180
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                       $396,336         $5,775       $184,789     $223,569      $(17,797)
====================================================================================================================================
The accompanying notes are an integral part of these financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
Safety-Kleen Corp. and Subsidiaries
For The Years Ended December 31, 1994, January 1, 1994 and January 2, 1993
                                                                                                         Fiscal Year
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1994             1993             1992
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (Expressed in thousands)
Cash flows from operating activities:
        Net earnings (loss)                                                             $ 50,094        $(101,346)       $  45,637
-----------------------------------------------------------------------------------------------------------------------------------
        Adjustments to reconcile net earnings to net cash provided by operating activities
                        Depreciation of equipment at customers and property               63,112           65,808           63,714
                        Amortization of intangible and other assets                       14,618           15,673           12,011
                        Provisions for doubtful accounts receivable                        5,067            6,822            7,053
                        Change in deferred income tax assets and liabilities, net         22,247          (85,856)          (5,193)
                        Writedown of non-current assets due to restructuring                 --            88,028               --
                        Other                                                             (2,440)          10,332            8,812
        (Increase) Decrease in assets, net of effects from business acquisitions:
                        Trade accounts receivable                                         (9,072)          (4,601)          (3,323)
                        Inventories                                                        2,472            3,800            4,009
                        Prepaid expenses and other                                        (2,412)          (2,205)            (121)
        Increase (decrease) in liabilities, net of effects from business acquisitions:
                        Trade accounts payable and accrued expenses                       18,644           (1,312)          15,265
                        Restructure liability                                            (25,179)          84,173               --
                        Environmental liabilities                                        (16,820)          47,804              800
                        Other liabilities                                                  5,575            9,097              743
-----------------------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                                 75,812          237,563          103,770
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                125,906          136,217          149,407
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows used in investing activities:
        Equipment at customers additions                                                 (42,623)         (20,846)         (15,361)
        Property additions                                                               (45,349)         (74,991)        (128,127)
        Payment for business acquisitions, net of cash acquired                           (1,845)          (2,414)          (4,928)
        Other assets additions, net                                                       (7,446)         (18,557)         (16,594)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                    (97,263)        (116,808)        (165,010)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Net borrowings (payments) under line-of-credit agreements                         (5,404)         (11,634)          40,655
        Proceeds from common stock offering and stock option exercises                     1,184              326            6,089
        Cash paid for dividends                                                          (20,786)         (20,767)         (19,556)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                      (25,006)         (32,075)          27,188
-----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                                        3             (524)          (1,003)
-----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                           3,640          (13,190)          10,582
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                            17,375           30,565           19,983
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                $ 21,015        $  17,375        $  30,565
===================================================================================================================================
Supplemental Information:
-----------------------------------------------------------------------------------------------------------------------------------
        Cash paid during the year for:
                Interest (net of amount capitalized)                                    $ 14,241        $  10,375        $  13,053
                Income taxes (net of refunds received)                                  $ 10,222        $  18,603        $  33,556
-----------------------------------------------------------------------------------------------------------------------------------
Consideration given up and liabilities assumed in
        business acquisitions                                                           $  2,261        $   4,823        $  30,630
===================================================================================================================================
The accompanying notes are an integral part of these financial statements.

30

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             Safety-Kleen Corp. and Subsidiaries


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

  The Consolidated Financial Statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany balances and transactions. The Company's fiscal year ends on the Saturday closest to December 31. Fiscal year 1992 has fifty-three weeks while fiscal years 1994 and 1993 have fifty-two weeks.

Equipment at Customers and Related Depreciation

  Equipment at customers is capitalized at manufactured or purchased cost. Depreciation is computed using the straight-line method over a period of 3 to 13 years, commencing when the units are placed in service.

Property and Related Depreciation

  Land, buildings and improvements, leasehold improvements, machinery and equipment, and autos and trucks are capitalized at cost. Items of an ordinary repair or maintenance nature are charged directly to operating expense. Improvement costs are capitalized and charged to operations over the shorter of the improvement life or the related asset life. Depreciation is computed principally using the straight-line method over the estimated useful lives as follows: Buildings and improvements 5 to 40 years; machinery and equipment 2 to 20 years; autos and trucks 4 to 10 years; and leasehold improvements over the shorter of the 5 to 10 years, or remaining term of the lease.

Intangible Assets and Related Amortization

  Goodwill consists primarily of the cost of acquired businesses in excess of market value of net assets acquired. Goodwill is being amortized on a straight-line basis over forty years. Subsequent to its acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted net income over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

  Other intangible assets consist primarily of costs to obtain customers, regulatory operating permits and computer software. Amortization of other intangible assets is computed using the straight-line method over the expected life of the related intangible asset, which principally ranges from 3 years to 15 years.

Environmental Remediation Costs and Liabilities

  The Company reviews the adequacy of its liability for environmental remediation on a periodic basis and records adjustments to costs and liabilities accordingly. In 1993 the Company recorded a $50 million pre-tax charge for a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination.

Earnings (Loss) Per Share

  Earnings (loss) per share amounts are based on the average shares of common stock outstanding during each year and common stock equivalents of dilutive stock options.

Statement of Cash Flows

  Short-term investments with original maturities of 90 days or less are considered to be cash equivalents for purposes of the Consolidated Statements of Cash Flows and Consolidated Balance Sheets. Cash flows associated with items intended as hedges of identifiable transactions are classified in the same categories as the cash flows of the items being hedged.

2. ACQUISITIONS

  All acquisitions made during the three fiscal years ended December 31, 1994 were accounted for using the purchase method and, accordingly, their operating results have been included in the Company's Consolidated Statements of Operations only since the respective dates of acquisition. The acquisitions were not material either individually or in the aggregate.

3. SEGMENT INFORMATION

  The Company and its subsidiaries operate in the United States, the Commonwealth of Puerto Rico, Canada and the seven European countries, consisting of the United Kingdom, the Republic of Ireland, France, Belgium, Italy, Germany, and Spain. The Company also operated in Portugal during 1992. Spain and Portugal were operated as fifty percent owned joint ventures until September of 1992. In September of 1992, the Spanish joint venture became a wholly-owned subsidiary of the Company and the Company sold its interest in the Portuguese joint venture. A summary of certain data with respect to these operations for the fiscal years ended December 31, 1994, January 1, 1994, and January 2, 1993 is presented below.

[LOGO FOR SAFETY KLEEN]


                                   1994         1993        1992
-------------------------------------------------------------------
                                      (Expressed in thousands)
-------------------------------------------------------------------
REVENUE
United States and Puerto Rico   $  648,555   $ 665,592   $  656,266
Canada                              57,332      50,442       57,003
Europe                              85,380      79,474       81,273
-------------------------------------------------------------------
Consolidated                    $  791,267   $ 795,508   $  794,542
-------------------------------------------------------------------

TOTAL ASSETS
United States and Puerto Rico   $  780,770   $ 770,389   $  785,737
Canada                              72,213      76,763       70,383
Europe                             163,003     148,226      150,326
-------------------------------------------------------------------
Consolidated                    $1,015,986   $ 995,378   $1,006,446
-------------------------------------------------------------------

NET EARNINGS(LOSS) BEFORE
  CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLES
United States and Puerto Rico   $   47,766   $ (84,454)  $   43,221
Canada                               1,552      (4,693)       3,214
Europe                                 776     (12,199)      (1,098)
-------------------------------------------------------------------
Consolidated                    $   50,094   $(101,346)  $   45,337
-------------------------------------------------------------------

CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLES
United States and Puerto Rico   $        -   $       -   $   (1,786)
Canada                                   -           -            -
Europe                                   -           -        2,086
-------------------------------------------------------------------
Consolidated                    $        -   $       -   $      300
-------------------------------------------------------------------

NET EARNINGS (LOSS)
United States and Puerto Rico   $   47,766   $ (84,454)  $   41,435
Canada                               1,552      (4,693)       3,214
Europe                                 776     (12,199)         988
-------------------------------------------------------------------
Consolidated                    $   50,094   $(101,346)  $   45,637
-------------------------------------------------------------------

  The Company operates primarily in one business segment--providing businesses with environmentally safe and convenient solutions for managing fluid waste and other recoverable resources.

4. INVENTORIES

  The Company's inventories consist primarily of solvent, oil and supplies. LIFO inventories at December 31, 1994 and January 1, 1994 were $5.0 million and $4.7 million, respectively. Under the FIFO method of accounting (which approximates current or replacement cost) inventories would have been $1.0 million and $1.8 million higher, respectively.

5. FINANCIAL ARRANGEMENTS AND LONG-TERM DEBT

  Long-term debt at December 31, 1994 and January 1, 1994 consisted of the following:


                                   December 31,   January 1,
                                       1994          1994
------------------------------------------------------------
                                    (Expressed in thousands)
------------------------------------------------------------
9.25% Senior Notes due in 1999       $100,000      $100,000
Unsecured notes payable to banks
under financing agreements:
   Revolving lines of credit          105,085       120,576
   Uncommitted lines of credit         73,533        61,557
Other                                   5,517         7,388
------------------------------------------------------------
                                      284,135       289,521
Less-current portion                       10           888
------------------------------------------------------------
Total long-term debt                 $284,125      $288,633
------------------------------------------------------------

  The long-term debt as of December 31, 1994 is due as follows:

                        In thousands
------------------------------------------------------------
                    1996            $ 44,752
                    1997            $138,496
                    1998            $    732
                    1999            $100,015
             2000 and thereafter    $    130

  The $100 million of 9.25% Senior Notes ("the Notes") due September, 1999, specify that, upon the occurrence of a credit agency rating decline below investment grade, either in conjunction with a change in control or as a result of other events as defined in the Notes, each holder of the Notes has the option to require the Company to purchase all or any part of such holder's Notes at a price equal to 100% of the principal amount plus accrued interest.

  In May, 1992, the Company executed interest rate swap agreements that effectively converted $100 million of its fixed rate borrowings into variable rate obligations. These swap agreements expire in September, 1999. In April, 1993, the Company executed an interest rate swap agreement that converted these $100 million variable rate obligations to a fixed rate. This agreement expires in September, 1996. The effect of these swaps reduces the interest rate on the Notes from 9.25% to 7.08% through September, 1996. At that time the interest reverts to a variable rate. The variable rate is based on the U.S. Dollar London Interbank Offered Rate (LIBOR) determined at 6-month intervals.

                                                            [LOGO: SAFETY-KLEEN]

  In May, 1992, at the same time the Company entered into the $100 million interest rate swap agreement, the Company entered an interest rate cap agreement, which protects the Company from rising interest rates. The cap has a notional amount of $100 million, and expires on September 12, 1999. The cap effectively limits the Company's interest rate exposure to 13.92% if LIBOR exceeds 12%. The premium paid on the cap is being amortized to interest expense over the term of the cap.

  The Company has a U.S. revolving credit agreement totalling $160 million. The agreement provides for interest rates to be determined at the time of the borrowing based on a choice of formulas as specified in the agreement. A facility fee based on the Company's credit ratings is paid on the total amount of the line of credit. At December 31, 1994, $58 million of borrowings were outstanding at an average interest rate of 6.2%.

  At December 31, 1994, the Company had uncommitted lines of credit totalling $124 million. Borrowings under these lines were $74 million at an average interest rate of 6.4%.

  The Company has the ability to convert other bank borrowings to its revolving credit facilities. Since the committed facilities extend beyond 1995 and the Company intends to renew these obligations, $138 million of the loans payable to banks have been classified as long-term debt.

  The Company's German subsidiary has a revolving credit agreement totalling 76 million Deutschmarks (U.S. $49 million) that extend credit until December, 1997. The interest rate determined at the time of each borrowing is LIBOR plus 0.5%. A commitment fee of 0.125% per annum is paid quarterly on the unused portion of the facility. At December 31, 1994, 70 million Deutschmarks ($45 million U.S.) of borrowings were outstanding under this agreement at an average interest rate of 5.8% (prior to the effect of the interest rate swap described below).

  In May, 1992, the Company's German subsidiary executed an interest rate swap agreement which expires in May, 1997. The interest rate on DM 70 million (U.S. $45 million) was swapped from rates based on 6-month DM LIBOR to rates based on 6-month U.S. Dollar LIBOR. At December 31, 1994, the effective interest rate was 8.9%.

  At December 31, 1994, the Company's other subsidiary operations have miscellaneous line of credit agreements totaling $7 million (U.S.). At December 31, 1994, borrowings under these lines were $2 million (U.S.) at an average interest rate of 5.7%.

  All of the Company's interest rate swap agreements have been entered into with major financial institutions which are expected to fully perform under the terms of the agreements. The Company monitors the credit ratings of these counterparties and considers the risk of default to be remote.

  The fair value of the three interest rate swap agreements and the interest cap agreement noted above was approximately $2.7 million less and $3.8 million greater than the Company's carrying value at December 31, 1994 and January 1, 1994. This fair value is determined by obtaining quotes from brokers who regularly deal in these types of financial instruments. These interest rate swaps have resulted in a net savings of $1.8, $3.6 and $3.2 million in 1994, 1993 and 1992, respectively.

  Subsequent to year-end, the Company entered into a note purchase agreement with two insurance companies, under which the Company borrowed $50 million at a fixed interest rate of 8.05% for 3 years expiring in February, 1998. Proceeds from the note were used to repay existing bank borrowings.

  The Company's credit agreements include provisions, among others, relative to maintenance of minimum shareholders' equity and interest coverage ratios. At December 31, 1994, the Company was in compliance with all such loan provisions.

6. CAPITAL STOCK

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

  2. The 1988 Non-Qualified Stock Option Plan for Outside Directors (The "Directors Plan")

  3. The Employee Stock Purchase Plan (the "ESPP")

  Under the Option Plans, options to purchase up to 5,937,500 shares of the Company's common stock may be granted to officers

[LOGO: SAFETY-KLEEN]

and other key employees at a price of 100% of the quoted market price at date of grant. Options granted under the Option Plans may be either Incentive Stock Options or Non-Qualified Stock Options. Stock appreciation rights (SARs) may be granted in conjunction with Non-Qualified Stock Options whereby the grantee may surrender exercisable Non-Qualified Options and receive a cash payment equal to the difference between the option price and the market value of the common stock on the exercise date. Incentive Options, Non-Qualified Options and SARs become exercisable at such time or times, and are subject to such conditions, as determined by the Compensation Committee of the Board of Directors.

  Under the Directors' Plan, options to purchase up to 300,000 shares of the Company's common stock may be granted to outside Directors at a price of 100% of the quoted market price at the date of grant. Under the terms of the Directors' Plan, each outside Director was granted an option to purchase 15,000 shares at the time the plan was adopted. Any new outside Director elected or appointed after the date the plan was adopted would also be granted an option to purchase 15,000 shares of the Company's common stock upon taking office. The Directors' Plan also provides that a second option to purchase 15,000 shares be granted to each outside Director on the fifth anniversary of the initial grant of options to such Director if such Director is still serving on the Board at that time. Options are exercisable 25% annually, on a cumulative basis, starting one year from date of grant and terminating ten years after the grant date.

  Under the ESPP, a total of 1,500,000 shares of the Company's common stock may be purchased by employees of the Company and designated subsidiaries, through payroll deductions, at 90% of the quoted market price for the date preceding the date of grant. Under terms of the ESPP, no further grants to purchase shares may be made after December 31, 1994. Therefore, 1,064,571 available option shares not granted as of December 31, 1994 have expired. Officers of the Company, employees with less than six months of service or employees who hold options under the 1985 Stock Option Plan are not eligible to participate in this Plan.

  A summary of the status of the Company's stock option plans for the three fiscal years ended December 31, 1994, is presented below.

                                                                Available
                                                                   for
                                      Price                       Future
                        Shares        Range       Exercisable     Grants
-------------------------------------------------------------------------
Outstanding Options
  @ 12/28/91          2,029,823   $17.08-$32.25      990,435    2,258,665
1992 Activity:
  Granted               429,080   $26.33-$28.13
  Exercised            (282,698)  $17.08-$29.59
  Cancelled             (99,445)  $18.58-$32.00
---------------------------------
Outstanding Options
  @ 1/2/93            2,076,760   $17.08-$32.25    1,134,476    1,929,030
1993 Activity:
  Authorized                                                    2,750,000
  Granted               879,101   $13.50-$24.00
  Exercised             (15,258)  $17.33-$19.42
  Cancelled            (212,188)  $17.33-$32.00
---------------------------------
Outstanding Options
  @ 1/1/94            2,728,415   $13.50-$32.25    1,447,846    4,012,117
1994 Activity:
  Expired                                                      (1,064,571)
  Granted               853,408   $13.50-$15.88
  Exercised             (71,207)  $16.65-$16.65
  Cancelled            (271,341)  $13.50-$32.00
---------------------------------
Outstanding Options
  @ 12/31/94          3,239,275   $13.50-$32.25    1,829,500    2,365,479
---------------------------------

Shareholders' Rights Plan

  Pursuant to a plan adopted by the Company in December, 1988, each share of the Company's common stock carries the right to buy one share of the Company's common stock at a price of $73.33 per share. The rights will expire on November 21, 1998, unless earlier redeemed by the Company. The rights will become exercisable if a person becomes an "acquiring person" by acquiring 20% of the Company's common stock or announces a tender offer that would result in such person owning 20% or more of the Company's common stock. If someone becomes an acquiring person (except pursuant to certain cash tender offers for all shares), the holder of each right (other than rights owned by the acquiring person) will be entitled to purchase common stock of the Company having a market value of twice the exercise price of the right. In addition, if the Company is acquired in a merger or other business combination transaction in which the Company's common stock is exchanged for cash or securities, or 50% or more of its consolidated assets or earning power are sold, each holder (other than the acquiring person) will have the right to purchase

                                                                        [LOGO]

common stock of the acquiring company having a market value of twice the exercise price. The rights may be redeemed by the Company, at a price of 0.67 cents per right, at any time prior to anyone becoming an acquiring person.

7. PENSION AND EMPLOYEE BENEFIT PLANS

  The Company has noncontributory pension plans covering substantially all full time employees in the United States. Domestic pension costs are funded in compliance with ERISA requirements as employees become eligible to participate, generally, after completing one year of service.

  The Company's consolidated pension costs for fiscal years 1994, 1993 and 1992 were $5.5 million, $7.2 million, and $4.0 million, respectively. The 1993 pension costs include $2.4 million incurred in conjunction with a restructuring plan more fully described in Management's Discussion and Analysis of Financial Condition and Results of Operations--Restructuring and Special Charges on page 24.

  The following table sets forth the domestic plans' combined funded status at December 31, 1994, and January 1, 1994:

                                            December 31, 1994       January 1, 1994
-------------------------------------------------------------------------------------
                                                   (Expressed in thousands)
-------------------------------------------------------------------------------------
Actuarial present value of
  benefit obligation:
    Vested benefits                              $28,027               $27,700
    Nonvested benefits                             3,955                 4,674
-------------------------------------------------------------------------------------
Accumulated benefit obligation                    31,982                32,374
Effect of projected compensation
  levels                                          12,744                18,851
-------------------------------------------------------------------------------------
Projected benefit obligation                      44,726                51,225
Plan assets at fair value                         38,984                33,645
-------------------------------------------------------------------------------------
Projected benefit obligation
  greater than plan assets                        (5,742)              (17,580)
Unrecognized net loss                              3,266                13,036
Unrecognized net assets to be
  amortized over 16-20 years                         (91)                  (99)
Unrecognized prior service cost                      355                   315
-------------------------------------------------------------------------------------
Unfunded accrued pension
  cost recognized in the
  Consolidated Balance Sheets                    $(2,212)              $(4,328)
-------------------------------------------------------------------------------------

  The Plans' assets consist of cash, cash equivalents, equity funds, pooled funds of real estate and common stock of the Company.

  Net periodic pension cost for the Company's domestic plans in 1994, 1993 and 1992 includes the following components:

                                      1994       1993      1992
-----------------------------------------------------------------
                                      (Expressed in thousands)
-----------------------------------------------------------------
Service cost-benefits earned
  during the year                  $ 4,235     $3,374    $2,499
Interest on projected
  benefit obligation                 3,909      3,339     2,818
Return on plan assets                 (334)    (2,034)   (2,243)
Charges due to restructuring            --      2,376        --
Net amortization and deferral       (3,318)    (1,007)      (33)
-----------------------------------------------------------------
  Net periodic pension cost        $ 4,492     $6,048   $ 3,041
-----------------------------------------------------------------

  Actuarial assumptions used to determine the projected benefit obligation and the expected net periodic pension costs were:

                                           1994       1993      1992
----------------------------------------------------------------------
Projected Benefit
  Obligation Assumptions:
   Discount Rates                           8.5%       7.3%      8.7%
   Rates of increase in
     compensation levels                    5.0%       5.0%      6.0%
Net Periodic Pension Cost Assumption:
  Expected long-term rate of
    return on assets                       10.0%      10.0%     10.0%

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

  The Safety-Kleen Corp. Savings and Investment Plan allows eligible employees to make contributions, up to a certain limit, to the Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986. The Company may, at its discretion, make matching contributions out of its profits for the year. The Company's expense for contributions was $1.5 million in 1994, and $1.1 million in 1992. The Company did not make a matching contribution for 1993.

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

  The following table reconciles the funded status of the plan to the accrued post-retirement benefit cost recognized in the Consolidated Balance Sheets at December 31, 1994 and January 1, 1994:

                                            DECEMBER 31, 1994  January 1, 1994
--------------------------------------------------------------------------------
                                                 (Expressed in thousands)
--------------------------------------------------------------------------------
Accumulated post-retirement benefit
  obligation (APBO):
    Retirees, beneficiaries and dependents       $ 1,505          $ 1,626
    Active employees                               4,494            6,345
--------------------------------------------------------------------------------
                                                   5,999            7,971
--------------------------------------------------------------------------------
Plan assets at fair value                             --               --
--------------------------------------------------------------------------------
APBO greater than plan assets                     (5,999)          (7,971)
--------------------------------------------------------------------------------
Unrecognized net loss (gain)                      (1,399)           1,567
--------------------------------------------------------------------------------
Accrued post-retirement benefit cost             $(7,398)         $(6,404)
--------------------------------------------------------------------------------
APBO discount rate assumption                       8.50%            7.25%
--------------------------------------------------------------------------------

  Net periodic post-retirement benefit cost recognized for 1994 and 1993 are as follows:

                                                   1994            1993
--------------------------------------------------------------------------------
                                                 (Expressed in thousands)
--------------------------------------------------------------------------------
Service costs-benefits earned
  during the year                                $   786          $   735
Interest costs on APBO                               498              489
Curtailment charge due to restructuring               --              581
Other                                                (44)              --
--------------------------------------------------------------------------------
Net periodic post-retirement benefit
  cost                                           $ 1,240          $ 1,805
--------------------------------------------------------------------------------

  Net periodic post-retirement benefit costs for 1992 were not material.

  The health care cost trend was assumed to be 11% for 1994 decreasing by 2% per year through 1997, then to an ultimate trend of 4.5% in 1998.

  If the health care cost trend rate increases one percent for all future years, the accumulated post-retirement benefit obligation as of December 31, 1994, would have increased 17.1%. The effect of this change on the aggregate of the service and interest cost for 1994 would be an increase of 20.5%.

  The Company also adopted SFAS No. 112 on accounting for post-employment benefits during 1993. The effect of adopting this change was not material.

8. INCOME TAXES

  The components of earnings before income taxes consisted of the following for each of the last three fiscal years:

                                                    1994       1993       1992
--------------------------------------------------------------------------------
                                                     (Expressed in thousands)
--------------------------------------------------------------------------------
Domestic                                           $81,275   $(137,043)  $73,234
Foreign                                              3,551     (31,566)    1,058
--------------------------------------------------------------------------------
                                                   $84,826   $(168,609)  $74,292
--------------------------------------------------------------------------------

  Effective at the beginning of fiscal year 1992, the Company adopted SFAS No. 109 on accounting for income taxes. This adoption resulted in an increase in net earnings of $3.2 million or $.06 per share for the cumulative effect of prior years' income. The effect of the adoption on income for fiscal year 1992, was not material.

  Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. The provisions (benefits) for income taxes include the following:

                                                    1994      1993     1992
-----------------------------------------------------------------------------
                                                    (Expressed in thousands)
-----------------------------------------------------------------------------
CURRENT
  Federal                                         $12,352  $    878   $24,468
  State                                             5,692     1,361     5,877
  Commonwealth of Puerto Rico                        (883)   (1,726)       --
  Foreign                                           1,365        --     1,646
DEFERRED
  Federal                                           6,590    (2,871)    5,364
  Foreign                                             928   (15,841)    2,725
PREPAID
  Federal                                          10,090   (35,926)   (1,130)
  State                                                --    (8,340)       --
  Commonwealth of Puerto Rico                           -    (5,657)   (5,361)
  Foreign                                          (1,402)      859    (4,634)
-----------------------------------------------------------------------------
TOTAL PROVISION                                   $34,732  $(67,263)  $28,955
-----------------------------------------------------------------------------

  The following table reconciles the statutory U.S. Federal income tax rate to the Company's consolidated effective tax rate:

                                                        1994     1993     1992
-----------------------------------------------------------------------------
Statutory U.S. federal tax rate                         35.0%   (35.0%)   34.0%
Increase (decrease) resulting from:
  Provision for state income tax, net of federal
    benefit                                              4.4     (2.9)     5.3
  Difference in foreign statutory rates                 (0.3)    (3.3)    (1.6)
  Puerto Rico Commonwealth Tax and U.S. Federal tax
    exemption, net                                        --       --     (0.6)
  Other                                                  1.8      1.3      1.9
-----------------------------------------------------------------------------
Effective tax rate                                      40.9%   (39.9%)   39.0%
-----------------------------------------------------------------------------

  Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                           December 31,  January 1,  January 2,
                                              1994          1994       1993
-----------------------------------------------------------------------------
                                                (Expressed in thousands)
-----------------------------------------------------------------------------
Deferred tax assets - current
  Environmental reserves                    $  1,628      $  1,628   $  1,580
  Insurance reserves                          10,004         6,551      5,275
  Other                                          797         2,348      1,555
-----------------------------------------------------------------------------
Total deferred tax assets - current           12,429        10,527      8,410
-----------------------------------------------------------------------------
Deferred tax assets - non-current
  Restructuring charges not currently
    deductible                              $ 33,465      $ 37,084   $     --
Net operating loss (NOL)carryforwards of
  subsidiaries                                18,679        16,233     18,845
Environmental reserves                        19,382        21,113      1,613
Other                                          3,143         2,324      2,869
Valuation allowance                           (3,217)       (4,560)    (6,083)
-----------------------------------------------------------------------------
Total deferred tax assets non-current         71,452        72,194     17,244
-----------------------------------------------------------------------------
Total Deferred Tax Assets                   $ 83,881      $ 82,721   $ 25,654
-----------------------------------------------------------------------------

Deferred Tax Liabilities
  Restructuring and special charges         $ 12,726      $ 14,061   $     --
  Depreciation                               (73,187)      (62,338)   (51,190)
  Tax lease agreements                        (7,539)       (7,682)    (7,496)
  Other                                       (1,545)       (5,581)      (159)
-----------------------------------------------------------------------------
Total Deferred Tax Liabilities              $(69,545)    $ (61,540)  $(58,845)
-----------------------------------------------------------------------------

  The tax assets derived from Net Operating Loss carryforwards (NOLs) that have no expiration total approximately $13.0 million or 70% of the total NOL tax assets available to the Company. The remaining NOL tax assets of approximately $5.6 million consist of NOL tax assets with expiration dates as follows:

                                                In Thousands
-----------------------------------------------------------------------------
                   1995                            $1,303
                   1996                            $1,219
                   1997                            $  790
                   1998                            $  548
                   1999                            $1,288
                   2000                            $  403
                   2001                            $   --

LOGO FOR SAFETY-KLEEN

  The Company has recorded a valuation allowance of approximately $3.2 million for unrealized NOL tax assets that may expire before the Company is able to utilize such NOLs.

  The valuation allowance account balance of $3.2 million represents approximately 57% of the NOL tax assets that are due to expire as compared to a valuation allowance percentage of approximately 72% of the NOLs due to expire at the end of 1993. The valuation account balance activity is summarized in the table below.


                                              1994
------------------------------------------------------------
                                    (Expressed in thousands)
------------------------------------------------------------
Balance - beginning of year                 $ 4,560
Increase (Decrease):
Adjust valuation balances                    (1,610)
Cumulative translation adjustment               267
------------------------------------------------------------
Balance - end of year                       $ 3,217
------------------------------------------------------------

9. SPECIAL CHARGE FOR ENVIRONMENTAL COST, OTHER ACCRUED EXPENSES AND LIABILITIES, COMMITMENTS AND CONTINGENT LIABILITIES

  The Company operates a large number of facilities for the collection and processing of hazardous and non-hazardous wastes and is subject to extensive and expansive regulation by Federal, state and local authorities.

  In the ordinary course of conducting its business activities, the Company becomes involved in judicial and administrative proceedings in which governmental authorities seek remedial actions and/or fines and penalties. The Company also has been notified by the EPA that it may be a responsible party at several National Priority List ("NPL") sites. Generally, these proceedings by Federal and state regulatory agencies have been resolved by negotiation and settlement. Based on its past experience and its knowledge of pending cases, the Company believes it is unlikely that the Company's actual liability on cases now pending will be materially adverse to the Company's financial condition. It should be noted, however, that many environmental laws are written in a way in which the Company's potential liability can be large and it is always possible that the Company's actual liability on any particular environmental claim will prove to be larger than anticipated or accrued for by the Company. It is also possible that expenses incurred in any particular reporting period for remediation costs or for fines, penalties or judgments could have a material impact on the Company's results of operations for that period.

  Under various Federal, state and local regulations, the Company can be required to conduct an environmental investigation of any of its permitted operating or closed facilities to determine the possible existence and extent of environmental contamination. In the event that contamination is found, the Company may be required to perform a remedial cleanup of the site. The Company is currently engaged in investigation and cleanup work at many of its sites.

  In 1993 the Company recorded a $50 million pre-tax special charge ($30 million after-tax or $0.52 per share) for a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination. This change results in earlier recognition of environmental remediation costs and liabilities as compared with the Company's previous practice which was to accrue the estimated cost of remedial cleanup work at the time the need for such work was specifically identified based on site investigation.

  Federal environmental regulations require that the Company demonstrate financial responsibility for sudden and non-sudden releases, as well as closure and post-closure liabilities. One manner by which to make this demonstration is through Environmental Impairment Liability (EIL) insurance coverage. The Company has EIL insurance coverage which it believes complies with the Federal regulatory requirements. However, the Company must reimburse the insurance carrier for all losses and expenses incurred by it under the policy. The Company's income could be adversely affected in the future if it is unable to obtain risk-transfer EIL insurance coverage and uninsured losses were to be incurred.

  The Company leases certain of its branches, vehicles and other equipment. These leases are accounted for as operating leases. Related rental expenses were $21.2 million in 1994, $20.8 million in 1993 and $20.3 million in 1992.

  Aggregate minimum future rentals are payable as follows:


                              Expressed in
                Periods         Millions
  ----------------------------------------
                1995           $ 17.8
                1996             14.2
                1997             10.8
                1998              6.3
                1999              4.6
            Future Years         16.0
  ----------------------------------------
                Total          $ 69.7
  ----------------------------------------

10. 1993 RESTRUCTURING CHARGE

  During the fourth interim period of 1993 the Company adopted a restructuring plan based on conversion of its core Parts Cleaner Service to new technology and other strategic actions. In conjunction with the adoption of this plan, the Company recorded a special charge of $179 million ($106 million after tax or $1.84 per share) in the fourth quarter. The pre-tax restructuring charge included $93 million of asset write-downs and $86 million of other restructuring charges.

11. PROPERTY PLANT & EQUIPMENT HELD FOR SALE

  The net book value of property intended for sale as a result of planned recycling capacity reductions, facility shutdowns and other restructuring action taken during the fourth interim period of 1993 was $16.4 and $16.6 million, as of December 31, 1994 and January 1, 1994, respectively.

12. INTERIM RESULTS OF OPERATIONS (UNAUDITED)

                                                                                                Earnings (Loss)
                                Revenue                Gross Profit       Net Earnings (Loss)      Per Share
-------------------------------------------------------------------------------------------------------------------
Interim Period             1994          1993        1994       1993      1994     1993/(1)/   1994    1993/(1)/
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
First (12 Weeks)         $176,812      $181,818    $ 45,500  $ 43,051    $ 9,705   $   8,635   $0.17   $ 0.15
Second (12 Weeks)         183,334       189,314      48,880    47,725     11,468      10,487    0.20     0.18
Third (12 Weeks)          182,149       182,047      48,644    43,391     12,212       5,809    0.21     0.10
Fourth (16 Weeks)         248,972       242,329      68,734    55,526     16,709    (126,277)   0.29    (2.19)
-------------------------------------------------------------------------------------------------------------------
Total                    $791,267      $795,508    $211,758  $189,693    $50,094   $(101,346)  $0.87   $(1.76)
-------------------------------------------------------------------------------------------------------------------

/(1)/  During the fourth interim period the Company recorded restructuring and special environmental charges totalling $136 million net of tax benefits ($229 million pre-tax) or $2.36 per share which is more fully described in Notes 9 and 10 to the
       Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results
       of Operations section of this report.

BOARD OF DIRECTORS



Donald W. Brinckman, Founder and Chairman
  Safety-Kleen Corp.

John G. Johnson Jr., President and Chief Executive Officer,
  Safety Kleen Corp.

Richard T. Farmer, Chairman and Chief Executive Officer, Cintas
  Corporation (uniform manufacturer and supplier)

Russell A. Gwillim, Chairman Emeritus, Safety-Kleen Corp.

Edgar D. Jannotta, Senior Partner, William Blair & Company
  (investment banking firm)

Karl G. Otzen, President, Gerhard & Company
  (product development consulting firm)

Paul D. Schrage, Senior Executive Vice President,
  McDonald's Corporation (restaurant franchiser and operator)

Marcia Williams, President, Williams & Vanino, Inc.
  (environmental/management consulting firm.)

W. Gordon Wood, Retired Vice President, Safety-Kleen Corp.



OFFICERS

Donald W. Brinckman, Founder, Chairman and Director

John G. Johnson Jr., President, Chief Executive
  Officer and Director

Hyman K. Bielsky, Senior Vice President General Counsel

Roy D. Bullinger, Senior Vice President Business
  Management and Marketing

Robert J. Burian, Senior Vice President Human Resources

Michael H. Carney, Senior Vice President
  Marketing Services and Customer Care

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

F. Henry Habicht II, Senior Vice President
  Strategic/Environmental Planning

William P. Kasko, Senior Vice President
  Operations and Information

Robert W. Willmschen Jr., Senior Vice President
  Finance and Secretary

Glenn R. Casbourne, Vice President Engineering

Clark J. Rose, Vice President Technical Services

Laurence M. Rudnick, Treasurer

Clifford J. Schulz, Controller

                                                           CORPORATE DATA


CORPORATE OFFICE

Safety-Kleen Corp., 1000 North Randall Road,
Elgin, IL 60123
Telephone: (708) 697-8460

AUDITORS

Arthur Andersen LLP, 33 W. Monroe Street,
Chicago, IL 60603.

REGISTRAR AND TRANSFER AGENT

First Chicago Trust Company of New York,
Post Office Box 2500, Jersey City, NJ 07303.

ANNUAL MEETING

The Annual Meeting of Shareholders of Safety-Kleen Corp.
will be held at 10:00 a.m., Friday, May 12, 1995, at The Westin Hotel, O'Hare, 6100 River Road,
Rosemont, IL 60018.

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


SHAREHOLDER DIVIDEND
REINVESTMENT PLAN

Safety-Kleen offers a dividend reinvestment plan for shareholders of record. Further information may be obtained from the Company's Registrar and Transfer Agent as follows:

First Chicago Trust Company of New York
Post Office Box 2598
Jersey City, NJ 07303
Telephone: (800) 446-2617


                                                           MARKET AND DIVIDEND
                                                                   INFORMATION


Market and Dividend Information

  The Company's common stock is traded on the New York Stock Exchange. The approximate number of record holders of the Company's common stock at December 31, 1994 was 7,258.

  The following table shows the range of common stock prices and cash dividends for the calendar quarters indicated. The quotations represent the high and low prices on the New York Stock Exchange as reported by The Wall Street Journal.

                        1994                     1993
-------------------------------------------------------------------
                                Cash                       Cash
                    Prices    Dividends      Prices      Dividends
                 High    Low    Paid      High    Low      Paid
March 31        $18.50  $13.63  $0.09    $24.75  $20.00    $0.09
June 30          18.25   13.63   0.09     21.13   16.13     0.09
September 30     18.00   15.38   0.09     18.00   14.38     0.09
December 31      16.38   12.75   0.09     18.13   13.13     0.09
-------------------------------------------------------------------
                                $0.36                      $0.36
-------------------------------------------------------------------

  The Company has continuously paid quarterly cash dividends since March, 1979. The Company expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends, as they are dependent upon future earnings, capital requirements, financial condition of the Company and other factors.