Form 10-K, Exhibit 13
period 1995-12-30
SAFETY KLEEN CORP
filed 1996-03-28
CIK 86135

                                                                    Exhibit 13

FINANCIAL REVIEW

23.  Management's Discussion and Analysis of Financial
     Condition and Results of Operations

28.   Selected Financial Data

29.   Report of Independent Public Accountants

30.   Consolidated Statements of Operations

31.   Consolidated Balance Sheets

32.   Consolidated Statements of Shareholders' Equity

33.   Consolidated Statements of Cash Flows

34.   Notes to Consolidated Financial Statements


[SAFETY-KLEEN LOGO]

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


                                RELATIONSHIP TO              PERIOD TO PERIOD
                                  CONSOLIDATED                   INCREASE
                                     REVENUE                    (DECREASE)
                                  FISCAL YEAR                  FISCAL YEARS
                          1995        1994       1993      1994-95      1993-94
--------------------------------------------------------------------------------
Revenue                   100%        100%      100%         8.6%        (0.5%)
---------------------------------------------------------
Costs and Expenses:

 Operating costs
  and expenses           73.1        73.3       76.1         8.4         (4.3)

 Selling and
  administrative
   expenses              14.2        14.2       15.0         8.8         (5.5)

 Restructuring charge
 (credit)                (1.8)         -        22.5         N/A          N/A

 Special charge for
  environmental
  remediation costs       1.4          -         6.3         N/A          N/A

 Interest income         (0.1)       (0.1)      (0.1)       37.0        (16.0)

 Interest expense         2.4         1.9        1.4        33.0         36.9
---------------------------------------------------------
                         89.2        89.3      121.2         8.5        (26.7)
---------------------------------------------------------
Earnings (loss) before
 income taxes            10.8        10.7      (21.2)        9.0          N/A

Income taxes              4.6         4.4       (8.5)       12.8          N/A
---------------------------------------------------------
Net earnings (loss)       6.2%        6.3%     (12.7%)       6.4%         N/A
---------------------------------------------------------

SUMMARY OF 1993, 1994 AND 1995 FINANCIAL RESULTS

  In 1994 and 1995, the Company's net earnings before restructuring and special charges increased 45% and 6%, respectively, from the prior year.

  The Hazardous Waste Service Industry in general has experienced lower demand in recent years as companies have endeavored to reduce costs and minimize the amount of hazardous wastes they generate. These waste-minimization and cost-saving efforts have also adversely affected demand for Safety-Kleen's services as has slower than expected development of the Company's European operations. However, the Company believes that the small quantity generators of wastes it specializes in serving are not as greatly impacted by waste minimization efforts.

  After three years of relatively flat revenues through 1994, the Company experienced a 9% increase in revenue in the current year. The Company believes its emphasis on recycling and reuse, rather than incineration or disposal of wastes, and its development of new non-hazardous and other waste minimization services that help customers reduce the amount of fluid waste they generate contributed to the Company's improved revenue performance in 1995.

CYCLONIC PARTS CLEANER SERVICE

  In order to address the waste minimization concerns of its customers, the Company began converting its existing Model 16 and Model 30 red sink-on-a-drum parts cleaners in the United States to a new Cyclonic Parts Cleaner Service in 1993. The new service employs a premium non-hazardous solvent and patented cyclonic separation technology that continuously removes dirt particles from the solvent during use. As a result, the solvent stays cleaner longer, extending the life of the solvent and reducing the number of annual services required. With the new cyclonic parts cleaner service, customers need service less frequently and generate less waste on an annual basis, which reduces the cost of the parts cleaner service to Safety-Kleen and also provides customers with the potential to reduce their cost.

  In conjunction with this conversion of parts cleaners to new technology and a comprehensive review of its operations, the Company adopted a restructuring plan in 1993. The restructuring plan is more fully described below in "Results of Operations" under the subheading "Restructuring and Special Charges."

  At December 30, 1995, the Company was servicing approximately 493,000 parts cleaner machines at customer locations in the United States. These machines consisted of approximately 162,000 cyclonic parts cleaners, 94,000 red Models 16 and 30 parts cleaners and 237,000 other Safety-Kleen and customer owned parts cleaners.

  The Company does not expect to convert a large portion of the remaining Model 16 and 30 parts cleaner machines to the cyclonic technology. Accordingly, the Company has determined that it will no longer focus sales and marketing efforts on actively converting existing red units to the cyclonic machines. Instead, it will convert existing red units in response to market demand.

OTHER TRENDS, EVENTS AND UNCERTAINTIES

  While the Company can benefit from increased governmental regulation, as a leading environmental services company, it is also the focus of regulatory scrutiny. The Company's goal is to fully comply with all regulations and other governmental requirements and thus avoid any fines and penalties, and the Company has committed significant human and capital resources to the pursuit of this goal. Nonetheless, given its extensive operations, the technical aspects of the regulations, and the varying interpretations of the requirements

[SAFETY-KLEEN LOGO]

from jurisdiction to jurisdiction, the Company may incur fines and penalties from time to time. While the Company does not anticipate that the amount of fines and penalties will have a material adverse impact on its financial condition, many environmental laws are written and enforced in a way in which the potential liability can be large, and it is always possible that the Company's actual liability in any particular case or claim will prove to be larger than anticipated and accrued for by the Company. It is also possible that expenses incurred in any particular reporting period for remediation costs or for fines, penalties or judgments could have a material impact on the Company's results of operations for that period. The Company paid approximately $1 million, $4 million and $1 million in 1995, 1994 and 1993, respectively, for environmental fines, penalties and forfeitures.

  The Company continues to be subject to legislation and regulations adopted by federal, state and local authorities which may impose stricter operating and performance standards and increased taxes, assessments and fees upon the emission sources, generators, transporters and handlers of hazardous and non-hazardous waste. The Company may or may not be able to pass on the costs associated with such legislation and regulations to its customers through price increases.

EFFECTS OF PETROLEUM PRICE CHANGES

  Through its Oil Recovery operations, the Company re-refines and markets petroleum based products at prices positively correlated to crude oil prices over the long term. The Company's various service operations (such as its Parts Cleaner Service) also consume petroleum based products, the cost of which are positively correlated to crude oil prices over the long term. Consequently, any meaningful increase or decrease in crude oil prices will have both a positive and negative effect on earnings. Generally, the Company's earnings are positively affected by higher crude oil prices and are negatively affected by lower crude oil prices. The speed at which the Company is able to raise prices for its services and products is restricted somewhat by committed price contracts.

LIQUIDITY AND CAPITAL RESOURCES

  Capital spending in 1995, 1994 and 1993 for additions of equipment at customers and property, excluding business acquisitions, totaled $78 million, $88 million and $96 million, respectively. These capital expenditures were financed primarily by cash from operations. Long-term debt remained unchanged during 1995, while decreasing $5 million and $12 million in 1994 and 1993, respectively.

  The Company expects that its capital expenditures for equipment at customers and property additions for the full year 1996 will be approximately $70 million. The Company also expects to be able to finance these expenditures entirely through internally generated funds. The Company and its subsidiaries have lines of credit aggregating approximately $385 million. As of December 30, 1995, total borrowings under these lines were $128 million. The Company also expects to continue to lease equipment and property at approximately the same level as 1995, which is higher than its recent past.

  The Company entered into a note purchase agreement with two insurance companies in January of 1995, under which the Company borrowed $50 million at a fixed interest rate of 8.05% for 3 years expiring in January 1998. Proceeds from the sale of the notes were used to repay existing bank borrowings.

  A portion of the Company's capital expenditures are related to compliance with environmental laws and regulations. The Company estimates capital spending of approximately $9 million in 1996 and $18 million in aggregate in the years 1997 through 2000 in order to comply with current environmental laws and regulations in connection with the Company's existing business.


RESULTS OF OPERATIONS

REVENUES

  Total revenue derived from the Company's North American services and European operations for each of the three fiscal years in the period ended December 30, 1995 are presented below:

                                                 PERCENTAGE OF
                                               INCREASE(DECREASE)
                       (Expressed in millions)    FISCAL YEARS
                        1995    1994    1993   1995-94    1994-93
-----------------------------------------------------------------
North America
 Automotive/Retail
  Repair Services      $239.7  $237.8  $248.7     1%       (4%)

 Industrial Services    241.6   222.1   212.9     9%        4%

 Oil Recovery
  Services              129.0   117.8   113.3    10%        4%

 Other Service
  Areas                 149.8   128.2   141.1    17%       (9%)
-----------------------------------------------
Total North America     760.1   705.9   716.0     8%       (1%)

Europe                   99.2    85.4    79.5    16%        7%
-----------------------------------------------
Consolidated           $859.3  $791.3  $795.5     9%       (1%)
-----------------------------------------------

                                                             [SAFETY-KLEEN LOGO]

North American Automotive/Retail Repair Services

  The increase in North American Automotive/Retail Repair Services revenue included price increases of approximately 4% in 1995. These price increases were partially offset by a change in the Company's mix of services. The continued conversion of existing customers to the Cyclonic Parts Cleaner Service accounted for most of the change in mix.

  Lack of sales from discontinued allied products accounted for $6.4 million of the 1994 revenue decline. Most of the remaining $4.5 million revenue decline was due to a change in mix of services as the Company increased prices by approximately 3% in 1994.

North American Industrial Services

  Revenue from the Company's North American Industrial Services includes Fluid Recovery Service revenue of $122.8 million in 1995, $109.1 million in 1994 and $96.8 million in 1993. Approximately 2 percentage points of the 13% increase in Fluid Recovery Service revenue in 1995 can be attributed to higher prices. The remaining increase was due to higher volume and change in product mix. The 13% increase in Fluid Recovery Service revenue in 1994 was due primarily to higher volume, partially offset by quantity and regional discounts offered in 1994.

  The North American Industrial Parts Cleaner Service accounts for the remaining North American Industrial Services revenue of $118.8 million in 1995, $113.0 million in 1994 and $116.1 million in 1993. The increased revenues in 1995 included price increases of approximately 4%. The mix of services has also changed as many customers have converted from the red sink-on-a-drum to the new cyclonic technology. The 1994 decrease in Industrial Parts Cleaner Service revenue was due almost entirely to the lack of sales from discontinued allied products. The favorable impact of 4% price increases was offset primarily by changes in the mix of services performed.

North American Oil Recovery Services

  The increase in revenue experienced in 1995 from the North American Oil Recovery Services was primarily due to an increase of 8% in the price of base lube oil sales and an increase of 20% in the average revenue per gallon of used oil, oily water and antifreeze collected from the automotive market.

  A 16% increase in the volume of lubricating oil sales, partially offset by 7% lower average lube oil sales prices, accounts for the 1994 revenue increase.

North American Other Service Areas

  Revenue from Other Service Areas increased by $21.6 million in 1995, of which $19.5 million was from the Company's new Imaging Services business. Revenue from Other Service Areas decreased by $12.9 million in 1994 due primarily to the lack of sales from discontinued allied products and the planned lower Envirosystems volume as a result of the reduction of toll recycling capacity.

Europe

  A strengthening of European currencies against the U.S. dollar increased revenue by approximately $7.0 million in 1995. Exclusive of exchange rate effects, revenues in Europe increased approximately 8% due to higher volumes and prices throughout most of the European operations.

  Foreign exchange rates account for approximately 24% of the increase in revenue in 1994 over 1993, while the remaining increase experienced in 1994 was due to higher volumes and prices throughout most of the European operations.


OPERATING COSTS AND EXPENSES

  The following table shows the gross profit margins of the Company's North American services and European operations for each of the three fiscal years in the period ended December 30, 1995.

                               Gross Profit Margin
---------------------------------------------------
                               1995    1994    1993
---------------------------------------------------
North America

 Automotive/Retail
  Repair Services               37%     35%     31%

 Industrial Services            30%     33%     33%

 Oil Recovery Services          15%     11%      8%

 Other Service Areas            17%     19%     12%

Total North America             27%     27%     24%

Europe                          25%     24%     22%

Consolidated                    27%     27%     24%

North American Automotive/Retail Repair Services

  The North American Automotive/Retail Repair Services gross margin improved in 1995 from 1994 due mainly to improved pricing, a shift in the mix towards more cyclonic parts cleaners with higher profit margins, and lower worker's compensation costs. The 1994 gross margin improvement was primarily due to the Company's lower cost structure which resulted from its restructuring plan and the change in accounting estimate for remediation costs implemented in the fourth interim period of 1993.

[SAFETY-KLEEN LOGO]

North American Industrial Services

  The gross margin for the Company's North American Industrial Services declined in 1995 from 1994 due mainly to higher recycling and plant costs. In the second interim period of 1995, the Company completed negotiations and extended its long-term exclusive supply arrangements with two cement plants and entered into arrangements to manage the waste-derived fuels program at two additional plants. The Company's cost per gallon for disposal of waste-derived fuel under the new agreements is higher than its historical cost per gallon. In addition, three of these plants were unable to burn normal volumes of waste-derived fuel during the third interim period of 1995 due to unscheduled fuel burning outages, resulting in higher costs.

  Gross margins remained unchanged from 1993 to 1994. The favorable benefits realized from the lower cost structure in 1994, as a result of the restructuring plan and change in accounting estimate for environmental remediation costs implemented in 1993, were offset by lower parts cleaner service volume and lower average revenue per drum in the Fluid Recovery Service.

North American Oil Recovery Services

  Improved pricing on base lube oil sold and higher automotive collection charges for used oil, oily water and antifreeze account for most of the improvement in the Oil Recovery Services 1995 gross margin over 1994.

  The improvement in the 1994 gross profit margin can be attributed to improved pricing, a lower cost structure in the automotive used oil collection business resulting from the Company's restructuring plan that was implemented in 1993, and certain plant processing improvements.

North American Other Service Areas

  Higher losses realized in the new Imaging Services business caused the North American Other Service Areas gross profit margin to decrease in 1995. The gross margins on the North American Other Service Areas, excluding Imaging Services, increased by two percentage points due mainly to improved pricing in selected markets and higher volumes in the Puerto Rico Envirosystems business.

  The increase in gross profit margin in 1994 resulted primarily from the elimination of the lower margin allied product businesses contemplated by the Company's restructuring plan. A $2.2 million increase in alternative waste fuel processing costs in the Company's U.S. Envirosystems operations adversely affected North American Other Service Areas gross profit margin in 1993.

Europe

  The increase in Europe's 1995 gross profit margin over 1994 is due mainly to improved pricing and volumes.

  The increase in Europe's 1994 gross profit margin is mainly attributable to work force reductions, and elimination of lower margin businesses in connection with the Company's restructuring plan implemented in 1993.

SELLING AND ADMINISTRATIVE EXPENSES

  The 9% increase in selling and administrative expenses the Company experienced in 1995 resulted primarily from additional employees and related employee expenses, increases in compensation and related benefits. Selling and administrative expenses decreased 5% in 1994, primarily due to work force reductions implemented as part of the Company's restructuring plan.

RESTRUCTURING AND SPECIAL CHARGES

  The Company adopted a restructuring plan in 1993 based on conversion of its Parts Cleaner Service to new technology and other strategic actions to better focus the Company on its core environmental services, reduce its cost structure and improve the value of its services to its customers. In conjunction with the adoption of this plan, the Company recorded a restructuring charge of $179 million ($106 million after-tax or $1.84 per share). The pre-tax restructuring charge of $179 million included $93 million of asset write-downs and $86 million of other restructuring charges. The after-tax restructuring charge of $106 million included an estimated $34 million of costs requiring cash outflows and $72 million of non-cash items.

  The Company's restructuring activities proceeded substantially in accordance with the original plan during 1994. In the fourth quarter of 1995, the Company recorded a $15.2 million (pre-tax) credit to income to reduce the amount of restructuring reserves previously established in 1993 to the expected required levels. The Company also recorded a $12 million (pre-tax) charge to increase the Company's reserves for environmental remediation costs at its facilities in North America in the fourth quarter of 1995.

  The Company's restructure reserves declined $36.5 million in 1995 and $25.2 million in 1994 . The Company incurred approximately $7 million and $20 million of after-tax cash flows in 1995 and 1994, respectively. In 1994, the Company also received a $10.8 million refund of estimated tax payments made in 1993. The Company does not expect to incur significant additional after tax cash flows associated with the restructuring in 1996 and beyond, as estimated cash expenditures will be offset by tax benefits yet to be received.

                                                             [SAFETY-KLEEN LOGO]

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

  In addition to the restructuring charge, the Company recorded a $50 million special charge ($30 million after-tax or $.52 per share) representing a change in estimate for remediation costs. These additional remediation costs were estimated prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination, and were related to all operating and previously closed sites. The Company expects the expenditures for these remediation costs will occur over several years. The $12 million special charge for environmental remediation costs in 1995 resulted from a refinement of the estimates for environmental liabilities.

  The Company experienced an estimated net earnings benefit of $16 million in 1994 compared to 1993 that was directly attributable to cost reductions and other actions resulting from the restructuring plan and the special charge in 1993.

INTEREST INCOME

  The $263,000 increase in interest income in 1995 was caused primarily by higher interest rates. A lower average investment balance accounts for the $135,000 decline in interest income in 1994.

INTEREST EXPENSE

  Higher interest rates account for the $5.0 million increase in interest expense in 1995. Interest expense excludes $2.1, $2.4 and $4.5 million of interest capitalized during 1995, 1994 and 1993, respectively. Interest expense increased $4.1 million in 1994 due mainly to increased interest rates and lower capitalized interest. The impact of the interest rate swaps executed in the United States and Germany in 1992 and 1993 resulted in interest expense savings of $.6, $1.8 and $3.6 million in 1995, 1994 and 1993, respectively.

INCOME TAXES

  The effective income tax rate was 42% in 1995, 41% in 1994 and 40% in 1993. The higher effective tax rate in 1995 was due to the tax effects of the restructuring credits and remediation charges discussed above. The effective income tax rate in 1995 before the restructuring credits and additional remediation charges was 40%. The lower rate before such items was due primarily to a decrease in non-deductible expenses. The increase in the effective tax rate in 1994 was primarily due to an increase in non-deductible expenses.

ACCOUNTING CHANGES

  The Company is required to adopt Statement of Financial Accounting Standards
(SFAS) No. 121 on Accounting for the Impairment of Long Term Assets and for Long-Term Assets to be Disposed Of for fiscal year 1996. The Company does not believe that the adoption of SFAS No. 121 will have a material impact on the financial position or results of operations of the Company.

SELECTED FINANCIAL DATA

                                                           FISCAL YEAR/(4)/
-----------------------------------------------------------------------------------------------------
                                      1995      1994         1993             1992/(3)/      1991
                                           (Expressed in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA
-----------------------------------------------------------------------------------------------------
Revenue                         $  859,251  $791,267     $795,508         $794,542       $695,001
Net earnings (loss)                 53,303    50,094     (101,346)/(1)/     45,637/(2)/    51,551
Earnings (loss) per share             0.92      0.87        (1.76)/(1)/       0.79/(2)/      0.90
Cash dividends per share              0.36      0.36         0.36             0.34           0.32
BALANCE SHEET DATA
-----------------------------------------------------------------------------------------------------
Current assets                     206,208   197,221      202,887          188,717        182,275
Current liabilities                162,676   165,455      149,415          140,988        128,156
Working capital                     43,532    31,766       53,472           47,729         54,119
Total assets                     1,009,050   973,444      950,664        1,006,446        903,824
Long-term debt                     283,715   284,125      288,633          300,724        243,724
Shareholders' equity               433,435   396,336      362,664          492,095        463,621

/(1)/ Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.
/(2)/ Includes $300,000 ($.01 per share) increase in net earnings from the net cumulative prior years effect of adopting Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes.
/(3)/ Fiscal year 1992 was a fifty-three week year. All other years presented were fifty-two weeks.
/(4)/ Certain prior year asset and liability amounts have been reclassified to be consistent with current year presentation.

                                                             [SAFETY-KLEEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  To the Board of Directors and Shareholders of Safety-Kleen Corp.:

  We have audited the accompanying consolidated balance sheets of Safety-Kleen Corp. (a Wisconsin corporation) and Subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Safety-Kleen Corp. and Subsidiaries as of December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

Chicago, Illinois,                       /s/ Arthur Andersen LLP
February 5, 1996

CONSOLIDATED STATEMENTS OF  OPERATIONS
Safety-Kleen Corp. and Subsidiaries
For The Years Ended December 30, 1995, December 31, 1994 and January 1, 1994

                                                                                FISCAL YEAR
                                                        --------------------------------------------------------
                                                             1995                   1994                  1993
----------------------------------------------------------------------------------------------------------------
                                                            (Expressed in thousands, except per share amounts)
----------------------------------------------------------------------------------------------------------------
REVENUE                                                     $859,251              $791,267             $ 795,508
----------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
  Operating costs and expenses                               628,469               579,509               605,815
  Selling and administrative expenses                        122,319               112,434               119,037
  Restructuring charge (credit)                              (15,217)                    -               179,000
  Special charge for environmental remediation costs          11,956                     -                50,000
  Interest income                                               (974)                 (711)                 (846)
  Interest expense                                            20,230                15,209                11,111
----------------------------------------------------------------------------------------------------------------
                                                             766,783               706,441               964,117
----------------------------------------------------------------------------------------------------------------
EARNINGS(LOSS) BEFORE INCOME TAXES                            92,468                84,826              (168,609)
INCOME TAXES                                                  39,165                34,732               (67,263)
----------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                         $ 53,303              $ 50,094             $(101,346)
----------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON
  AND  COMMON EQUIVALENT SHARE                              $   0.92              $   0.87             $   (1.76)
================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                                     CONSOLIDATED BALANCE SHEETS
                                             Safety-Kleen Corp. and Subsidiaries
                                  As of December 30, 1995, and December 31, 1994

                                                                                    DECEMBER 30, 1995    December 31, 1994
--------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                     (Expressed in thousands)
--------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                            $   22,238            $ 21,015
  Trade accounts receivable, less allowances of $7,969 and $8,868, respectively           110,120             102,908
  Refundable taxes                                                                          1,170               6,091
  Inventories                                                                              36,020              32,137
  Deferred tax assets                                                                      17,984              18,256
  Prepaid expenses and other                                                               18,676              16,814
--------------------------------------------------------------------------------------------------------------------------
                                                                                          206,208             197,221
--------------------------------------------------------------------------------------------------------------------------
EQUIPMENT AT CUSTOMERS AND COMPONENTS, AT COST, LESS
  accumulated depreciation of $44,072 and $38,917, respectively                           117,383              96,605
--------------------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
  Land                                                                                     49,469              47,215
  Buildings and improvements                                                              242,886             236,125
  Leasehold improvements                                                                   31,745              29,817
  Machinery and equipment                                                                 391,519             365,676
  Auto and trucks                                                                         129,026             132,284
--------------------------------------------------------------------------------------------------------------------------
                                                                                          844,645             811,117
  Less accumulated depreciation and amortization                                          315,092             273,075
--------------------------------------------------------------------------------------------------------------------------
                                                                                          529,553             538,042
--------------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS, AT COST
  Goodwill                                                                                 95,233              87,484
  Other                                                                                   100,077              78,456
--------------------------------------------------------------------------------------------------------------------------
                                                                                          195,310             165,940
  Less accumulated amortization                                                            68,008              52,015
--------------------------------------------------------------------------------------------------------------------------
                                                                                          127,302             113,925
--------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS
  Deferred tax assets                                                                      24,957              23,083
  Other                                                                                     3,647               4,568
--------------------------------------------------------------------------------------------------------------------------
                                                                                           28,604              27,651
--------------------------------------------------------------------------------------------------------------------------
                                                                                       $1,009,050            $973,444
==========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Current portion of long-term debt                                                    $        -            $     10
  Trade accounts payable                                                                   62,795              61,629
  Accrued salaries, wages and employee benefits                                            29,197              23,178
  Other accrued expenses                                                                   27,397              28,298
  Restructure liability                                                                    10,450              24,637
  Insurance reserves                                                                       13,101              13,484
  Accrued environmental liabilities                                                        11,561              11,730
  Income taxes payable                                                                      8,175               2,489
--------------------------------------------------------------------------------------------------------------------------
                                                                                          162,676             165,455
--------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT, LESS CURRENT PORTION                                                      283,715             284,125
--------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES                                                                   43,111              25,789
--------------------------------------------------------------------------------------------------------------------------
RESTRUCTURE LIABILITY                                                                      12,069              34,357
--------------------------------------------------------------------------------------------------------------------------
ACCRUED ENVIRONMENTAL LIABILITIES                                                          42,713              37,954
--------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                                                          31,331              29,428
--------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 9)
SHAREHOLDERS' EQUITY
  Preferred stock ($.10 par value; authorized 1,000,000 shares; none issued)                    -                   -
  Common stock ($.10 par value, authorized 300,000,000 shares;
   issued and outstanding 57,868,541 shares and 57,754,963 shares, respectively)            5,787               5,775
  Additional paid-in capital                                                              186,365             184,789
  Retained earnings                                                                       256,052             223,569
  Minimum pension liability adjustment                                                     (1,226)                  -
  Cumulative translation adjustments                                                      (13,543)            (17,797)
--------------------------------------------------------------------------------------------------------------------------
                                                                                          433,435             396,336
--------------------------------------------------------------------------------------------------------------------------
                                                                                       $1,009,050            $973,444
==========================================================================================================================

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Safety-Kleen Corp. and Subsidiaries
For The Years Ended December 30, 1995, December 31, 1994 and January 1, 1994

                                                     TOTAL        COMMON    ADDITIONAL                  MINIMUM       CUMULATIVE
                                                 SHAREHOLDERS'  STOCK $.10   PAID-IN     RETAINED       PENSION       TRANSLATION
                                                    EQUITY      PAR VALUE    CAPITAL     EARNINGS    LIABILITY ADJ.   ADJUSTMENTS
----------------------------------------------------------------------------------------------------------------------------------
                                                                               (Expressed in thousands)
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 2, 1993                        $ 492,095      $ 5,767     $183,286    $ 316,374       $     -        $(13,332)
Net earnings (loss)                                (101,346)           -            -     (101,346)                            -
Cash dividends                                      (20,767)           -            -      (20,767)                            -
Stock options exercised and related tax benefits        327            1          326            -                             -
Change in cumulative translation adjustments         (7,645)           -            -            -                        (7,645)
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                          362,664        5,768      183,612      194,261             -         (20,977)
Net earnings                                         50,094            -            -       50,094                             -
Cash dividends                                      (20,786)           -            -      (20,786)                            -
Stock options exercised and related tax benefits      1,184            7        1,177            -                             -
Change in cumulative translation adjustments          3,180            -            -            -                         3,180
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                        396,336        5,775      184,789      223,569             -         (17,797)
Net earnings                                         53,303            -           -        53,303                             -
Cash dividends                                      (20,820)           -           -       (20,820)                            -
Stock options exercised and related tax benefits      1,588           12        1,576            -                             -
Minimum pension liability adjustment                 (1,226)                                              (1,226)
Change in cumulative translation adjustments          4,254            -            -            -                         4,254
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 30, 1995                      $ 433,435       $ 5,787    $186,365    $  256,052      $(1,226)       $(13,543)
==================================================================================================================================

The accompanying notes are an integral part of these  financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             Safety-Kleen Corp. and Subsidiaries
    For The Years Ended December 30, 1995, December 31, 1994 and January 1, 1994

                                                                                               FISCAL YEAR
                                                                                 -------------------------------------
                                                                                     1995          1994        1993
----------------------------------------------------------------------------------------------------------------------
                                                                                        (Expressed in thousands)
----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings (loss)                                                              $  53,303      $ 50,094    $(101,346)
----------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net earnings to net cash provided
  by operating activities
   Depreciation of equipment at customers and property                               61,681        63,112       65,808
   Amortization of intangible and other assets                                       16,120        14,618       15,673
   Provisions for doubtful accounts receivable                                        4,225         5,067        6,822
   Change in deferred income tax assets and liabilities, net                         26,504        22,247      (85,856)
   Writedown of non-current assets due to restructuring                                   -             -       88,028
   Other                                                                              2,584        (2,440)      10,332
 (Increase) decrease in assets, net of effects from business acquisitions:
   Trade accounts receivable                                                         (8,433)       (9,072)      (4,601)
   Inventories                                                                       (1,088)        2,472        3,800
   Prepaid expenses and other                                                        (2,001)       (2,412)      (2,205)
 Increase (decrease) in liabilities, net of effects from business acquisitions:
   Trade accounts payable and accrued expenses                                          703        18,644       (1,312)
   Restructure liability                                                            (36,475)      (25,179)      84,173
   Environmental liabilities                                                          4,459       (16,820)      47,804
   Other liabilities                                                                  3,360         5,575        9,097
----------------------------------------------------------------------------------------------------------------------
 Total adjustments                                                                   71,639        75,812      237,563
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           124,942       125,906      136,217
----------------------------------------------------------------------------------------------------------------------
Cash flows used in investing activities:
 Equipment at customers additions                                                   (34,874)      (42,623)     (20,846)
 Property additions                                                                 (43,235)      (45,349)     (74,991)
 Payment for business acquisitions, net of cash acquired                            (12,682)       (1,845)      (2,414)
 Other assets additions, net                                                        (12,671)       (7,446)     (18,557)
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                              (103,462)      (97,263)    (116,808)
----------------------------------------------------------------------------------------------------------------------
Cash flows from (used in) financing activities:
 Net borrowings (payments) under line-of-credit agreements                          (51,565)       (5,404)     (11,634)
 Proceeds from issuances of senior notes                                             50,000             -            -
 Proceeds from stock option exercises                                                 1,930         1,184          326
 Cash dividends paid                                                                (20,820)      (20,786)     (20,767)
----------------------------------------------------------------------------------------------------------------------
Net cash from (used in) financing activities                                        (20,455)      (25,006)     (32,075)
----------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                                 198             3         (524)
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                      1,223         3,640      (13,190)
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                       21,015        17,375       30,565
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $  22,238      $ 21,015    $  17,375
======================================================================================================================
Supplemental Information:
----------------------------------------------------------------------------------------------------------------------
 Cash paid during the year for:
  Interest (net of amount capitalized)                                            $  18,997      $ 14,241    $  10,375
  Income taxes (net of refunds received)                                          $  11,231      $ 10,222    $  18,603
----------------------------------------------------------------------------------------------------------------------
 Consideration given up and liabilities assumed in
  business acquisitions                                                            $ 17,268    $   2,261        $4,823
======================================================================================================================

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Safety-Kleen Corp. and Subsidiaries


1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

Nature of Business

  The Company is a business-to-business marketing and service company focusing on the environmental needs of business through recycling and reuse of fluid waste. It is a leading provider of services to generators of spent solvents and other hazardous and non-hazardous liquid wastes and byproducts, the world's largest provider of parts cleaner services and one of the world's largest collectors and re-refiners of used oil. The Company serves hundreds of thousands of customers in North America and Europe, through a network of 235 branch facilities.

Principles of Consolidation

  The Consolidated Financial Statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany balances and transactions. The Company's fiscal year ends on the Saturday closest to December
31. Fiscal years 1995, 1994 and 1993 have fifty-two weeks.

Equipment at Customers and Related Depreciation

  Equipment at customers is capitalized at manufactured or purchased cost. Depreciation is computed using the straight-line method over a period of 3 to 13 years, commencing when the units are placed in service.

Property and Related Depreciation

  Land, buildings and improvements, leasehold improvements, machinery and equipment, and autos and trucks are capitalized at cost. Items of an ordinary repair or maintenance nature are charged directly to operating expense. Improvement costs are capitalized and charged to operations over the shorter of the improvement life or the related asset life. Depreciation is computed principally using the straight-line method over the estimated useful lives as follows: buildings and improvements 5 to 40 years; machinery and equipment 3 to 20 years; autos and trucks 4 to 10 years; and leasehold improvements over the shorter of 10 years or remaining term of the lease.

Intangible Assets and Related Amortization

  Goodwill consists primarily of the cost of acquired businesses in excess of market value of net assets acquired. Goodwill is being amortized on a straight-line basis over a period of time not to exceed forty years. Subsequent to its acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business unit's undiscounted operating income over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

  Other intangible assets consist primarily of costs to obtain customers, regulatory operating permits and computer software. Amortization of other intangible assets is computed using the straight-line method over the expected lives of the intangible assets, which principally range from 2 years to 10 years.

Environmental Remediation Costs and Liabilities

  The Company reviews the adequacy of its liability for environmental remediation on a periodic basis and records adjustments to costs and liabilities accordingly. In 1993 the Company recorded a $50 million pre-tax charge for a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination. In 1995, the Company recorded a $12 million pre-tax charge to refine its estimates of environmental liabilities.

Earnings (Loss) Per Share

  Earnings (loss) per share amounts are based on the average shares of common stock outstanding during each year and common stock equivalents of dilutive stock options and warrants.

Statement of Cash Flows

  Short-term investments with original maturities of 90 days or less are considered to be cash equivalents for purposes of the Consolidated Statements of Cash Flows and Consolidated Balance Sheets. Cash flows associated with items intended as hedges of identifiable transactions are classified in the same categories as the cash flows of the items being hedged.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

  Certain prior year amounts have been reclassified to be consistent with current year presentation.

                                                             [SAFETY-KLEEN LOGO]

2. ACQUISITIONS

  All acquisitions made during the three fiscal years ended December 30, 1995 were accounted for using the purchase method and, accordingly, their operating results have been included in the Company's Consolidated Statements of Operations only since the respective dates of acquisition. The acquisitions were not material either individually or in the aggregate.

3. SEGMENT INFORMATION

  The Company and its subsidiaries operate in the United States, the Commonwealth of Puerto Rico, Canada and seven European countries, consisting of the United Kingdom, the Republic of Ireland, France, Belgium, Italy, Germany, and Spain. A summary of certain data with respect to these operations for the fiscal years ended December 30, 1995, December 31, 1994, and January 1, 1994 is presented below.

                           1995       1994        1993
--------------------------------------------------------
                            (Expressed in thousands)
--------------------------------------------------------
REVENUE
United States and
Puerto Rico           $  698,792   $648,555   $665,592
Canada                    61,286     57,332     50,442
Europe                    99,173     85,380     79,474
--------------------------------------------------------
Consolidated          $  859,251   $791,267   $795,508
--------------------------------------------------------

TOTAL ASSETS
United States and
Puerto Rico           $  766,276   $742,140   $729,772
Canada                    68,482     68,550     72,882
Europe                   174,292    162,754    148,010
--------------------------------------------------------
Consolidated          $1,009,050   $973,444   $950,664
--------------------------------------------------------

NET EARNINGS (LOSS)
United States and
Puerto Rico           $   44,446   $ 47,766   $(84,454)
Canada                     3,751      1,552     (4,693)
Europe                     5,106        776    (12,199)
--------------------------------------------------------
Consolidated          $53,303       $50,094  $(101,346)
--------------------------------------------------------


  The 1995 net earnings by segment, excluding the impact of the $15.2 million credit to income for the writedown of restructuring reserves previously established in 1993 and the $12 million charge for the refinement of the Company's environmental remediation reserves at its facilities in North America, were as follows:

                        Expressed in thousands
                ----------------------------------------
                 USA & Puerto Rico              49,383
                 Canada                          1,856
                 Europe                          2,064
                 -------------------------------------
                 Consolidated                   53,303
                 -------------------------------------

  The Company operates primarily in one business segment-providing businesses with environmentally safe and convenient solutions for managing fluid waste and other recoverable resources.

4. INVENTORIES

  The Company's inventories consist primarily of solvent, oil and supplies. LIFO inventories at December 30, 1995 and December 31, 1994 were $5.3 million and $5.0 million, respectively. Under the FIFO method of accounting (which approximates current or replacement cost) inventories would have been unchanged at December 30, 1995 and $1.0 million higher at December 31, 1994.

5. FINANCIAL ARRANGEMENTS
   AND LONG-TERM DEBT

  Long-term debt at December 30, 1995 and December 31, 1994 consisted of the following:

                                      DECEMBER 30,  December 31,
                                          1995          1994
-----------------------------------------------------------------
                                       (Expressed in thousands)
-----------------------------------------------------------------
9.25% Senior Notes due in 1999          $100,000      $100,000
8.05% Senior Notes due in 1998            50,000             -
Unsecured notes payable to banks
under financing agreements:
   Revolving lines of credit              89,771       105,085
   Uncommitted lines of credit            37,580        73,533
Other                                      6,364         5,517
-----------------------------------------------------------------
                                         283,715       284,135
Less-current portion                           -            10
-----------------------------------------------------------------
Total long-term debt                    $283,715      $284,125
-----------------------------------------------------------------


[SAFETY-KLEEN LOGO]

  The long-term debt as of December 30, 1995 is due as follows:

                              Expressed in thousands
                     -----------------------------------------
                              1997                  $ 55,902
                              1998                  $ 50,625
                              1999                  $100,045
                              2000                  $ 77,045
                      2001 and thereafter           $     98

  The $100 million of 9.25% Senior Notes ("the Notes") due September, 1999 specify that, upon the occurrence of a credit agency rating decline below investment grade, either in conjunction with a change in control or as a result of other events as defined in the Notes, each holder of the Notes has the option to require the Company to purchase all or any part of such holder's Notes at a price equal to 100% of the principal amount plus accrued interest.

  In May, 1992, the Company executed interest rate swap agreements that effectively converted $100 million of its fixed-rate borrowings into variable rate obligations. These swap agreements expire in September 1999. In April, 1993, the Company executed an interest rate swap agreement that converted these $100 million variable rate obligations to a fixed rate. This agreement expires in September, 1996. The effect of these swaps reduces the interest rate on the Notes from 9.25% to 7.08% through September, 1996. At that time the interest reverts to a variable rate. The variable rate is based on the U.S. Dollar London Interbank Offered Rate (LIBOR) determined at 6-month intervals.

  In May 1992, at the same time the Company entered into the $100 million interest rate swap agreement, the Company entered into an interest rate cap agreement, which protects the Company from rising interest rates. The cap has a notional amount of $100 million, and expires on September 12, 1999. The cap effectively limits the Company's interest rate exposure to 13.92% if LIBOR exceeds 12%. The premium paid on the cap is being amortized to interest expense over the term of the cap.

  The Company has a U.S. revolving credit agreement totalling $160 million which expires in March, 2000. The agreement provides for interest rates to be determined at the time of the borrowing based on a choice of formulas as specified in the agreement. The Company currently benefits from a competitive bid option under the agreement, which ensures that favorable market rates of interest are secured. A facility fee based on the Company's credit ratings is paid on the total amount of the line of credit. At December 30, 1995, $40 million of borrowings were outstanding at an average interest rate of 5.9%.

  At December 30, 1995, the Company had uncommitted lines of credit totalling $165 million. Borrowings under these lines were $38 million at an average interest rate of 6.1%

  The Company has the ability to convert other bank borrowings to its revolving credit facilities. Since the committed facilities extend beyond 1996 and the Company intends to renew these obligations, $83 million of the loans payable to banks have been classified as long-term debt.

  The Company's German subsidiary has a revolving credit agreement totalling 76 million Deutschmarks (U.S. $53 million) that extends credit until December, 1997. The interest rate determined at the time of each borrowing is 6 month LIBOR plus 0.5%. A commitment fee of 0.125% per annum is paid quarterly on the unused portion of the facility. At December 30, 1995, 72 million Deutschmarks ($50 million U.S.) of borrowings were outstanding under these facilities at an average interest rate of 4.4% (prior to the effect of the interest rate swap described below).

  In May, 1992, the Company's German subsidiary executed an interest rate swap agreement which expires in May, 1997. The interest rate on DM 70 million (U.S. $49 million) was swapped from rates based on 6-month DM LIBOR to rates based on 6-month U.S. Dollar LIBOR. At December 30, 1995, the effective interest rate was 8.0%.

  At December 30, 1995, the Company's other subsidiary operations have miscellaneous line of credit agreements totalling $7 million (U.S.). At December 30, 1995, there were no borrowings under these lines of credit.

  All of the Company's interest rate swap agreements have been entered into with major financial institutions which are expected to fully perform under the terms of the agreements. The Company monitors the credit ratings of these counterparties and considers the risk of default to be remote.

  The fair value of the three interest rate swap agreements and the interest cap agreement noted above was approximately $6.4 million greater than the Company's carrying value at December 30, 1995 and $2.7 million less than the Company's carrying value at December 31, 1994. This fair value is determined by obtaining quotes from brokers who regularly deal in these types of financial instruments. These interest rate swaps have resulted in a net savings of $.6, $1.8, and $3.6 million in 1995, 1994, and 1993, respectively.

  In January 1995, the Company entered into a note purchase agreement with two insurance companies, under which the Company borrowed $50 million at a fixed interest rate of 8.05% for 3 years expiring in January, 1998. Proceeds from the note were used to repay existing bank borrowings.

                                                             [SAFETY-KLEEN LOGO]

  The Company's credit agreements include provisions, among others, relative to maintenance of minimum shareholders' equity and interest coverage ratios. At December 30, 1995, the Company's required minimum shareholders' equity was $411 million. December 30, 1995, the Company was in compliance with all such loan provisions.

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

STOCK OPTION AND
EMPLOYEE STOCK PURCHASE PLANS

  The Company has the following stock option and employee stock purchase plans:

  1.  The 1985 and 1993 Stock Option Plans
        (The "Option Plans")
  2.  The 1988 Non-Qualified Stock Option Plan for
        Outside Directors (The "Directors' Plan")
  3.  The 1995 Employee Stock Purchase Plan (the "ESPP")

  Under the Option Plans, options to purchase up to 5,937,500 shares of the Company's common stock may be granted to officers and other key employees at a price of 100% of the quoted market price at date of grant. Options granted under the Option Plans may be either Incentive Stock Options or Non-Qualified Stock Options. Stock appreciation rights (SARs) may be granted in conjunction with Non-Qualified Stock Options whereby the grantee may surrender exercisable Non-Qualified Options and receive a cash payment equal to the difference between the option price and the market value of the common stock on the exercise date. Incentive Options, Non-Qualified Options and SARs become exercisable at such time or times, and are subject to such conditions, as determined at the time of grant by the Compensation Committee of the Board of Directors.

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

  The Company had an employee stock purchase plan ("old ESPP") which was in effect from 1990 through 1994. Under terms of the old ESPP, no further grants to purchase shares could be made after December 31, 1994. Therefore, 1,064,571 available option shares not granted as of December 31, 1994 expired. An additional 66,188 shares granted in 1994 that were cancelled in 1995 have
expired.   Officers of the Company, employees with less than six months of service, or employees who hold options under the 1985 Stock Option Plan were not eligible to participate under the old ESPP.

  At the Annual Meeting of Shareholders held in May, 1995, the shareholders approved the ESPP. Under the ESPP, a total of 1,500,000 shares of the Company's common stock may be purchased by employees of the Company and designated subsidiaries, through payroll deductions, at 90% of the lower of the quoted closing market price on the date of grant or the quoted closing market price on June 30 in the year following the date of grant. Under the new plan, all full-time employees (except officers of the corporation) of the Company and designated subsidiaries on the grant date who were continuously employed since January 1 of the year in which the grant date occurs (subject to certain restrictions on percentage of ownership outlined in the new ESPP) are eligible to participate.

[SAFETY-KLEEN LOGO]

  The following is a summary of the status of the Company's stock option plans for the three fiscal years ended December 30, 1995:

                                                                     AVAILABLE
                                                                        FOR
                                             PRICE                     FUTURE
                              SHARES         RANGE      EXERCISABLE    GRANTS
-------------------------------------------------------------------------------
Outstanding Options
 @ 1/2/93                    2,076,760   $17.08-$32.25    1,134,476   1,929,030
1993 Activity:
  Authorized                                                          2,750,000
  Granted                      879,101   $13.50-$24.00
  Exercised                    (15,258)  $17.33-$19.42
  Cancelled                   (212,188)  $17.33-$32.00
--------------------------------------
Outstanding Options
 @ 1/1/94                    2,728,415   $13.50-$32.25    1,447,846   4,012,117
1994 Activity:
  Expired                                                            (1,064,571)
  Granted                      853,408   $13.50-$15.88
  Exercised                    (71,207)  $16.65-$16.65
  Cancelled                   (271,341)  $13.50-$32.00
--------------------------------------
Outstanding Options
@12/31/94                    3,239,275   $13.50-$32.25    1,829,500   2,365,479
1995 Activity:
  Expired                                                               (66,188)
  Authorized                                                          1,500,000
  Granted                    1,228,846   $15.41-$16.88
  Exercised                   (133,992)  $13.50-$15.63
  Cancelled                   (233,762)  $13.50-$32.25
--------------------------------------
Outstanding Options
@ 12/30/95                   4,100,367   $13.50-$32.25    2,142,623   2,804,207
--------------------------------------------------------------------------------

STOCK WARRANTS

  The Company issued 200,000 stock warrants on January 27, 1995 in conjunction with an acquisition. These warrants give the owner of the stock warrants the right to purchase up to 200,000 shares of the Company stock at a price of $17.79 per share. The warrants expire on January 27, 2000. The value of these stock warrants is not material.

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

7. PENSION AND EMPLOYEE
   BENEFIT PLANS

  The Company has four noncontributory pension plans covering substantially all full time employees in the United States. Domestic pension plans consist of three qualified plans and one unfunded non-qualified plan. The qualified plans are funded in compliance with ERISA requirements as employees become eligible to participate, generally, after completing one year of service.

  The Company's consolidated pension costs for fiscal years 1995, 1994 and 1993 were $4.9 million, $5.5 million, and $7.2 million, respectively. The 1993 pension costs include $2.4 million incurred in conjunction with a restructuring plan more fully described in Management's Discussion and Analysis of Financial Condition and Results of Operations-Restructuring and Special Charges on page 26.

                                                             [SAFETY-KLEEN LOGO]

  The following table sets forth the domestic plans' combined funded status at December 30, 1995, and December 31, 1994:

                                   DECEMBER 30, 1995           December 31, 1994
-----------------------------------------------------------------------------------------
                                               (Expressed in thousands)
-----------------------------------------------------------------------------------------

                              ASSETS         ACCUMULATED        Assets       Accumulated
                              EXCEED          BENEFITS          Exceed        Benefits
                            ACCUMULATED        EXCEED        Accumulated       Exceed
                             BENEFITS          ASSETS          Benefits        Assets
-----------------------------------------------------------------------------------------
Actuarial present value
of benefit obligation:
    Vested benefits             $32,439       $ 7,314         $26,346     $ 1,681
    Nonvested benefits            7,014         2,170           3,915          40
-----------------------------------------------------------------------------------------
Accumulated benefit
  obligation                     39,453         9,484          30,261       1,721
Effect of projected
  compensation levels            14,063           420          11,985         759
-----------------------------------------------------------------------------------------
Projected benefit
  obligation                     53,516         9,904          42,246       2,480
Plan assets at fair value        43,869         5,644          38,984           -
-----------------------------------------------------------------------------------------
Projected benefit
  obligation (greater)
  than plan assets               (9,647)       (4,260)         (3,262)     (2,480)
Unrecognized net
  loss (gain)                     7,338         1,541           3,824        (558)
Unrecognized net
  assets to be amortized
  over 16-20 years                 (349)          267            (709)        618
Unrecognized prior
  service cost                      238           280             435         (80)
Adjustment
  to recognize
  minimum liability                     -        (2,019)              -           -
-----------------------------------------------------------------------------------------
Unfunded accrued
  pension cost
  recognized in the
  Consolidated
  Balance Sheets                $(2,420)      $(4,191)        $   288     $(2,500)
-----------------------------------------------------------------------------------------

  In accordance with SFAS No. 87 on Employers' Accounting for Pensions, the Company has recorded an additional minimum pension liability in 1995 for each defined benefit plan that has an accumulated benefit obligation which exceeds the plan assets at fair value. The additional minimum pension liability was recorded as a $1,226,000 reduction to shareholders' equity at December 30, 1995, net of applicable deferred income taxes.

  The Plans' assets consist of cash, cash equivalents, equity funds, pooled funds of real estate and common stock of the Company.

  Net periodic pension cost for the Company's domestic plans in 1995, 1994 and 1993 includes the following components:

                                      1995         1994         1993
------------------------------------------------------------------------
                                          (Expressed in thousands)
------------------------------------------------------------------------
Service cost-benefits earned
 during the year                    $  3,451     $ 4,235       $ 3,374

Interest on projected
 benefit obligation                    4,274       3,909         3,339

Return on plan assets                (10,405)       (334)       (2,034)

Charges due to restructuring               -           -         2,376

Net amortization and deferral          6,493      (3,318)       (1,007)
------------------------------------------------------------------------
 Net periodic pension cost          $  3,813     $ 4,492       $ 6,048
------------------------------------------------------------------------

  Actuarial assumptions used to determine the projected benefit obligation and the expected net periodic pension costs were:

                                       1995          1994          1993
----------------------------------------------------------------------------
Projected Benefit
 Obligation Assumptions:

 Discount Rates                         7.3%          8.5%          7.3%

 Rates of increase in
   compensation levels                  4.0%          5.0%          5.0%

Net Periodic Pension
 Cost Assumption:
 Expected long-term rate of
   return on assets                    10.0%         10.0%         10.0%

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

  The Safety-Kleen Corp. Savings and Investment Plan allows eligible employees to make contributions, up to a certain limit, to the Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986. The Company may, at its discretion, make matching contributions out of its profits for the year. The Company's expense for contributions was $1.9 million in 1995, and $1.5 million in 1994. The Company did not make a matching contribution for 1993.

  The Company offers a post-retirement medical insurance plan to its domestic employees retiring prior to the normal retirement age of 65. Retirees are eligible to continue this medical coverage until age 65. The plan is currently unfunded and retirees electing this coverage are required to pay a premium for the insurance.

[SAFETY-KLEEN LOGO]

  The following table reconciles the funded status of the plan to the accrued post-retirement benefit cost recognized in the Consolidated Balance Sheets at December 30, 1995 and December 31, 1994:

                                        DECEMBER 30, 1995    December 31, 1994
------------------------------------------------------------------------------
                                               (Expressed in thousands)
------------------------------------------------------------------------------
Accumulated post-retirement benefit
 obligation (APBO):
  Retirees, beneficiaries
  and dependents                             $ 1,055              $ 1,505
  Active employees                             5,575                4,494
------------------------------------------------------------------------------
                                               6,630                5,999
------------------------------------------------------------------------------
Plan assets at fair value                          -                    -
------------------------------------------------------------------------------
APBO greater than plan assets                 (6,630)              (5,999)
Unrecognized net loss (gain)                  (1,453)              (1,399)
------------------------------------------------------------------------------
Accrued post-retirement
 benefit cost                                $(8,083)             $(7,398)
------------------------------------------------------------------------------
APBO discount rate                              7.25%                8.50%
------------------------------------------------------------------------------

  Net periodic post-retirement benefit costs recognized for 1995, 1994 and 1993 are as follows:


                                 1995     1994      1993
---------------------------------------------------------
                                 (Expressed in thousands)
---------------------------------------------------------
Service costs-benefits earned
 during the year                 $511    $  786    $  735
Interest costs on APBO            436       498       489
Curtailment charge due
 to restructuring                   -         -       581
Other                             (87)      (44)        -
---------------------------------------------------------
Net periodic post-
 retirement benefit cost         $860    $1,240    $1,805
---------------------------------------------------------

  The health care cost trend was assumed to be 9% for 1995 decreasing by 2% per year through 1997, then to an ultimate trend of 4.5% in 1998.

  If the health care cost trend rate increases one percent for all future years, the accumulated post-retirement benefit obligation as of December 30, 1995 would have increased 19%. The effect of this change on the aggregate of the service and interest cost for 1995 would be an increase of 21%.

  The Company adopted SFAS No. 112 on accounting for post-employment benefits during 1993. The effect of adopting this change was not material.

8. INCOME TAXES

  The components of earnings (loss) before income taxes consisted of the following for each of the last three fiscal years.

                               1995      1994      1993
---------------------------------------------------------
                               (Expressed in thousands)
---------------------------------------------------------
Domestic                      $74,492  $81,275  $(137,043)
Foreign                        17,976    3,551    (31,566)
---------------------------------------------------------
                              $92,468  $84,826  $(168,609)
---------------------------------------------------------

  Under SFAS No. 109 on Accounting for Income Taxes, deferred tax assets and liabilities are calculated based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. The provisions (benefits) for income taxes include the following:

                            1995       1994        1993
---------------------------------------------------------
                             (Expressed in thousands)
---------------------------------------------------------
CURRENT
 Federal                   $16,505    $12,352    $    878
 State                       5,087      5,692       1,361
 Commonwealth
  of Puerto Rico             (376)      (883)     (1,726)
 Foreign                       662      1,365           -
DEFERRED
 Federal                     7,247      6,590      (2,871)
 Foreign                     2,087        928     (15,841)
PREPAID
 Federal                     1,949     10,090     (35,926)
 State                           -          -      (8,340)
 Commonwealth
  of Puerto Rico                 -          -      (5,657)
 Foreign                     6,004     (1,402)        859
---------------------------------------------------------
TOTAL PROVISION            $39,165    $34,732    $(67,263)
---------------------------------------------------------

  The following table reconciles the statutory U.S. Federal income tax rate to the Company's consolidated effective tax rate:

                                   1995    1994     1993
----------------------------------------------------------
Statutory U.S. federal tax rate    35.0%   35.0%   (35.0%)
Increase(decrease) resulting from:
 Provision for state income tax,
  net of federal benefit            3.6     4.4    ( 2.9)
 Difference in foreign
  statutory rates                   2.2    (0.3)    (3.3)
 Other                              1.6     1.8      1.3
----------------------------------------------------------
Effective tax rate                 42.4%   40.9%   (39.9%)
----------------------------------------------------------

                                                             [SAFETY-KLEEN LOGO]

  Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:


                                      DECEMBER 30,    December 31,     January 1,
                                         1995            1994             1994
---------------------------------------------------------------------------------
                                               (Expressed in thousands)
---------------------------------------------------------------------------------
Deferred tax assets-current
  Restructure reserves                $   4,278         $  7,773        $  7,609
  Environmental reserves                  2,625            1,628           1,628
  Insurance reserves                      5,908            6,399           6,551
  Bad debt reserve                        1,800            1,659           1,554
  Other                                   3,373              797           2,348
---------------------------------------------------------------------------------
Total deferred tax assets - current      17,984           18,256          19,690
---------------------------------------------------------------------------------
Deferred tax assets - non-current
  Restructuring charges
    not currently deductible             17,494           24,842          29,475
  Net operating loss (NOL)
    carryforwards
    of subsidiaries                      20,149           18,679          16,233
  Insurance reserves                      4,822            3,605               -
  Environmental reserves                 14,382           19,382          21,113
  Other                                   3,273            1,484             770
  Valuation allowance                    (3,676)          (3,217)         (4,560)
---------------------------------------------------------------------------------
Total deferred tax assets
non-current                              56,444           64,775          63,031
---------------------------------------------------------------------------------
Total Deferred Tax Assets             $  74,428         $ 83,031        $ 82,721
---------------------------------------------------------------------------------
Deferred Tax Liabilities
  Restructuring and
    special charges                   $  13,820         $ 12,726        $ 14,061
  Depreciation                          (80,250)         (68,828)        (62,338)
  Tax lease agreements                   (7,253)          (7,539)         (7,682)
Other                                      (915)          (3,840)         (5,581)
---------------------------------------------------------------------------------
Total Deferred
  Tax Liabilities                     $ (74,598)        $(67,481)       $(61,540)
---------------------------------------------------------------------------------

  As of December 30, 1995, the Company has undistributed earnings of foreign consolidated subsidiaries of approximately $20.4 million. Since it is the Company's intention to reinvest the earnings into the foreign subsidiaries ongoing operations, the Company does not provide for deferred taxes on possible future remittances of the undistributed earnings. If the reinvested earnings were to be remitted, the U.S. income taxes under the current law would not be material.

  At December 30, 1995, the tax assets derived from Net Operating Loss carryforwards (NOLs) that have no expiration total approximately $15.4 million or 77% of the total NOL tax assets available to the Company. The remaining NOL tax assets of approximately $4.7 million consist of NOL tax assets with expiration dates as follows:

                            Expressed in Thousands
                     ------------------------------------
                        1996                    $1,341
                        1997                    $  765
                        1998                    $  636
                        1999                    $1,560
                        2000                    $  402

  The Company has recorded a valuation allowance of approximately $3.7 million for unrealized NOL tax assets that may expire before the Company is able to utilize such NOLs.

  The valuation allowance account balance of $3.7 million represents approximately 79% of the NOL tax assets that are due to expire as compared to a valuation allowance percentage of approximately 57% of the NOLs due to expire at the end of 1994. The valuation account activity is summarized in the table below.


                                                         1995
-------------------------------------------------------------------------
                                               (Expressed in thousands)
-------------------------------------------------------------------------
Balance - beginning of year                             $3,217
Adjust valuation balances                                  259
Cumulative translation adjustment                          200
-------------------------------------------------------------------------
Balance - end of year                                   $3,676
-------------------------------------------------------------------------

9. SPECIAL CHARGE FOR ENVIRONMENTAL
   COST, OTHER ACCRUED EXPENSES AND
   LIABILITIES, COMMITMENTS AND
   CONTINGENT LIABILITIES

  The Company operates a large number of hazardous waste facilities for the collection and processing of hazardous and non-hazardous wastes and is subject to extensive and expansive regulation by Federal, state and local authorities.

  In the ordinary course of conducting its business activities, the Company becomes involved in judicial and administrative proceedings in which governmental authorities seek remedial actions and/or fines and penalties. The Company also has been notified by the EPA that it may be a responsible party at several National Priority List ("NPL") sites. Generally, these proceedings by Federal and state regulatory agencies have been resolved by negotiation and settlement. The Company does not anticipate that the amount of fines and penalties will have a material adverse impact on its financial condition. It should be noted, however, that many environmental laws are written and enforced in a way in which the potential liability can be large,

[SAFETY-KLEEN LOGO]

and it is always possible that the Company's actual liability in any particular case or claim will prove to be larger than anticipated or accrued for by the Company. It is also possible that expenses incurred in any particular reporting period for remediation costs or for fines, penalties or judgments could have a material impact on the Company's results of operations for that period.

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

  In 1993 the Company recorded a $50 million pre-tax special charge ($30 million after-tax or $.52 per share) for a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination. This change results in earlier recognition of environmental remediation costs and liabilities as compared with the Company's previous practice which was to accrue the estimated cost of remedial cleanup work at the time the need for such work was specifically identified based on site investigation. In 1995, the Company recorded a $12 million pre-tax charge to increase its reserves for environmental remediation based on a refinement of the estimate for such liabilities.

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

  The Company leases many of its branches, vehicles and other equipment. These leases are accounted for as operating leases. Related rental expenses were $24.8 million in 1995, $21.2 million in 1994 and $20.8 million in 1993.

  Aggregate minimum future rentals are payable as follows:

                                                  Expressed in
                 Periods                            Millions
------------------------------------------------------------------------------
                   1996                               $23.1
                   1997                                19.1
                   1998                                14.0
                   1999                                 8.0
                   2000                                 5.5
               Future Years                            16.9
------------------------------------------------------------------------------
                   Total                               86.6
------------------------------------------------------------------------------

10. RESTRUCTURING CHARGE

  During the fourth interim period of 1993, the Company adopted a restructuring plan based on conversion of its core parts cleaner service to new technology and other strategic actions. In conjunction with the adoption of this plan, the Company recorded a special charge of $179 million ($106 million after tax or $1.84 per share) in the fourth quarter. The pre-tax restructuring charge included $93 million of asset writedowns and $86 million of other restructuring charges. In 1995, the Company recorded a pre-tax credit to income of $15.2 million to adjust the restructuring reserves to expected required levels.

11. PROPERTY PLANT & EQUIPMENT
    HELD FOR SALE

  The net book value of property intended for sale as a result of planned recycling capacity reductions, facility shutdowns and other restructuring actions taken during the fourth interim period of 1993 was $11.2 and $16.4 million as of December 30, 1995 and December 31, 1994, respectively.

12. ACCOUNTING CHANGES

  The Company is required to adopt Statement of Financial Accounting Standards
(SFAS) No. 121 on Accounting for the Impairment of Long Term Assets and for Long-Term Assets to be Disposed Of for fiscal year 1996. The Company does not believe that the adoption of SFAS No. 121 will have a material impact on the financial position or results of operations of the Company.

                                                             [SAFETY-KLEEN LOGO]

13. INTERIM RESULTS OF OPERATIONS (UNAUDITED)

(Expressed in thousands, except per share amounts)

                                                                                                                EARNINGS
                                  REVENUE                  GROSS PROFIT                NET EARNINGS             PER SHARE
-------------------------------------------------------------------------------------------------------------------------------
Interim Period               1995         1994         1995             1994       1995           1994       1995      1994
-------------------------------------------------------------------------------------------------------------------------------
First (12 Weeks)           $194,559     $176,812    $ 52,142         $ 45,500    $12,071        $ 9,705     $0.21     $0.17
Second (12 Weeks)           203,192      183,334      54,206           48,880     12,131         11,468      0.21      0.20
Third (12 Weeks)            197,529      182,149      52,290           48,644     11,126         12,212      0.19      0.21
Fourth (16 Weeks)           263,971      248,972      72,144/(1)/      68,734     17,975/(1)/    16,709      0.31      0.29
-------------------------------------------------------------------------------------------------------------------------------
Total                      $859,251     $791,267    $230,782         $211,758    $53,303        $50,094     $0.92     $0.87
===============================================================================================================================

/(1)/ In the fourth interim period of 1995, the Company recorded normal year-end adjustments to accruals and other accounts which were more favorable than those approximately $1.4 million in recorded in the same period of 1994. These adjustments resulted in an increase of gross profit and $2 million in net earnings ($.03 per share) in the fourth interim period of 1995 compared to 1994.

[SAFETY-KLEEN LOGO]

BOARD OF DIRECTORS

Donald W. Brinckman, Founder and Chairman,
   Safety-Kleen Corp.

John G. Johnson Jr., President and Chief Executive Officer,
   Safety-Kleen Corp.

Richard T. Farmer, Chairman, Cintas Corporation
   (uniform manufacturer and supplier)

Russell A. Gwillim, Chairman Emeritus, Safety-Kleen Corp.

Edgar D. Jannotta, Senior Principal,
   William Blair & Company, L.L.C. (investment banking firm)

Karl G. Otzen, President, Gerhard & Company
   (product development consulting firm)

Paul D. Schrage, Senior Executive Vice President,
   McDonald's Corporation (restaurant franchiser and operator)

Marcia Williams, President, Williams & Vanino, Inc.
   (environmental/management consulting firm)

W. Gordon Wood, Retired Vice President, Safety-Kleen Corp.


CORPORATE OFFICERS

Donald W. Brinckman, Founder, Chairman of the Board and Director

John G. Johnson Jr., President, Chief Executive
   Officer and Director

Hyman K. Bielsky, Senior Vice President General Counsel

Roy D. Bullinger, Senior Vice President Business
   Management and Marketing

Robert J. Burian, Senior Vice President Human Resources

Michael H. Carney, Senior Vice President
   Marketing Services and Customer Care

Joseph Chalhoub, Senior Vice President,
   Operations, Oil Recovery and Envirosystems

David A. Dattilo, Senior Vice President Sales and Service

Scott E. Fore, Senior Vice President
   Environment, Health and Safety

F. Henry Habicht II, Senior Vice President
   Corporate Development and Environment

Robert W. Willmschen Jr., Senior Vice President
   Finance and Secretary

Lawrence G. Davenport, Vice President
   Information Services and Chief Information Officer

Clark J. Rose, Vice President
   Manufacturing and Technical Services

Laurence M. Rudnick, Treasurer

Clifford J. Schulz, Controller

                                                             [SAFETY-KLEEN LOGO]

CORPORATE DATA


CORPORATE OFFICE

Safety-Kleen Corp., 1000 North Randall Road,
Elgin, IL 60123
Telephone: (847) 697-8460

AUDITORS

Arthur Andersen LLP, 33 W. Monroe Street,
Chicago, IL 60603.

REGISTRAR AND TRANSFER AGENT

First Chicago Trust Company of New York,
Post Office Box 2500, Jersey City, NJ 07303.

ANNUAL MEETING

The Annual Meeting of Shareholders of Safety-Kleen Corp. will be held at 10:00 a.m., Friday, May 10, 1996, at The Westin Hotel, O'Hare, 6100 River Road, Rosemont, IL 60018.

STOCK LISTING

Safety-Kleen stock is traded on the New York Stock Exchange under the symbol
SK.

FORM 10-K

Safety-Kleen's Annual Report to the Securities and Exchange Commission on Form 10-K is available, on request, from Safety-Kleen's Corporate Secretary.

SHAREHOLDER DIVIDEND
REINVESTMENT PLAN

Safety-Kleen offers a dividend reinvestment plan for shareholders of record. Further information may be obtained from the Company's Registrar and Transfer Agent as follows:

First Chicago Trust Company of New York
Post Office Box 2598
Jersey City, NJ 07303
Telephone: (800) 446-2617

MARKET AND DIVIDEND INFORMATION

The Company's common stock is traded on the New York Stock Exchange. The approximate number of record holders of the Company's common stock at December 30, 1995 was 7,110.

The following table shows the range of common stock prices and cash dividends for the calendar quarters indicated. The quotations represent the high and low prices on the New York Stock Exchange as reported by The Wall Street Journal.

                         1995                       1994
----------------------------------------------------------------------
                                  CASH                       Cash
                    PRICES      DIVIDENDS      Prices      Dividends
                 HIGH    LOW      PAID      High    Low      Paid
March 31        $17.88  $14.50    $ .09    $18.50  $13.63    $0.09
June 30          18.00   15.13      .09     18.25   13.63     0.09
September 30     17.13   13.50      .09     18.00   15.38     0.09
December 31      15.63   14.00      .09     16.38   12.75     0.09
----------------------------------------------------------------------
                                  $0.36                      $0.36
----------------------------------------------------------------------

The Company has continuously paid quarterly cash dividends since March 1979. The Company expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends, as they are dependent upon future earnings, capital requirements, financial condition of the Company and other factors.


(C)1996 Printed in U.S.A.   [RECYCLE LOGO]   Printed on recycled paper.
Safety-Kleen Corp. is an Equal Opportunity Employer m/f