Form 10-K/A, Exhibit 13
period 1996-12-28
SAFETY KLEEN CORP
filed 1997-12-24
CIK 86135

                                                                      EXHIBIT 13

                                  EXHIBIT 13

Exhibit 13 is amended by deleting (i) "Management's Discussion and Analysis of Financial Condition and Results of Operation" appearing on pages 21-25 of the Annual Report to Shareholders for the year ended December 28, 1996 (the "Annual Report") and (ii) the "Report of Independent Public Accountants," the Consolidated Financial Statements and "Notes to Consolidated Financial Statements" included on pages 27-41 of the Annual Report, which material is replaced by Items 7 and 8, respectively, of this Form 10-K/A.